Exhibit 10.3

AGREEMENT OF LEASE

BETWEEN

MSM REALTY CO., LLC
DAVRICK, LLC and
SHOLOM BLAU CO., LLC (“LANDLORD”)

AND

ICON LABORATORIES, INC. (“TENANT”)

PREMISES: 123 SMITH STREET, FARMINGDALE, NEW YORK

-i-

-ii-

EXHIBITS

Exhibit “A” - Demised Premises
Exhibit “B” - Survey
Exhibit “C” - Building Plans
Exhibit “D” - Design and Construction Schedule
Exhibit “E” - Form of Non-Disturbance Agreement
Exhibit “F” - Letter of Credit
Exhibit “G”- Guaranty

-iii-

AGREEMENT OF LEASE

                    AGREEMENT OF LEASE (this “Lease”) dated as of November 29, 2002 between MSM REALTY CO., LLC, Tenant-In-Common, a New York limited liability company, owning a 46.77% interest; DAVRICK, LLC, Tenant-In-Common, a New York limited liability company, owning a 34.77% interest; and SHOLOM BLAU CO., LLC, Tenant-In-Common, a New York limited liability company, owning an 18.46% interest; all having an address c/o Marcus Property Management Corp., with offices at 350 Motor Parkway, Suite 300, Hauppauge, New York 11788, collectively, as landlord (“Landlord”) and ICON LABORATORIES, INC., a Delaware corporation, with offices at 260 Smith Street, Farmingdale, New York 11735, as tenant (“Tenant”). (Landlord and Tenant are sometimes collectively referred to as the “parties” or individually as a “party”).

                    1.          Demised Premises: Landlord hereby demises and leases to Tenant, and Tenant leases from Landlord, the land which is described in Exhibit “A”, which land is designated as District 0100, Section 002.00, Block 01.00, Lot 011.001 and District 0400, Section 267.00, Block 02.00, Lot 025.000 on the Suffolk County Tax Map (the “Land”), as shown on the survey attached hereto as Exhibit ”B”, together with the Improvements constructed or to be thereon, including a building which will consist of approximately 115,000 square feet (the “Building”), with all appurtenances thereto (collectively referred to as the “Demised Premises”). The term “Improvements” means any and all structures or improvements now or hereafter created or situated on the Land, including the Building, if applicable, foundations and footings thereof, any and all fixtures, equipment and machinery of every kind and nature whatsoever now or hereafter affixed or attached to the Improvements, but excluding therefrom all of Tenant’s trade fixtures, trade equipment and articles of personal property which may be removed without material injury to the Improvements or the Land. The Demised Premises is also known by the street address of 123 Smith Street, Farmingdale, New York.

                    2.          Lease Term: This Lease shall become effective upon execution, which shall be the date of the last signature hereto (the “Effective Date”). However, Tenant shall have and hold the Demised Premises for a term (the “Term”) commencing on the Commencement Date (as defined below), and ending on the last day of the month in which the 15th anniversary of the Commencement Date occurs (“Expiration Date”). For purposes hereof, the “Commencement Date” means such date which is fifteen (15) days following the written notice from Landlord to Tenant that the Building Work (as defined in Section “7” below) has been Substantially Completed (as that term is defined in Section “7.D” below). In no event shall possession of the Demised Premises be given to Tenant before the Commencement Date. In no event shall the Commencement Date be deemed to occur prior to the date in Landlord’s notice to be sent pursuant to this Section “2”, subject to Section “7.F”, below. Upon request of either party, the parties shall execute a letter expressing the date of the Commencement Date. The parties agree that unless otherwise provided herein, operative obligations of Tenant with regard to the possession of Demised Premises, such as obligation for repairs and maintenance, shall run from the Commencement Date, unless earlier provided under the terms of this Lease.

                    3.          Contingencies: This Lease is conditioned upon Landlord acquiring fee title to the Land and the Improvements. Landlord represents to Tenant that its affiliate, Schuss Realty Company, has entered into a Purchase and Sale Agreement with QRS 11-17(NY), Inc., current owner of the Land, for the purchase of same and that said agreement is in full force and effect and has not been amended. Tenant acknowledges receipt of a copy of said Purchase and Sale Agreement. If for any reason whatsoever, Landlord has not acquired the Land by March 1, 2003, Tenant, upon ten (10) business days written notice to Landlord, may elect to terminate this Lease in which case such termination will be effective at the expiration of said ten (10) business days if Landlord has not then acquired title to the Land, whereupon any monies paid by Tenant to Landlord pursuant to this Lease shall be returned to Tenant and neither party shall have any other liability to the other. Notwithstanding anything to the contrary contained herein, if the Purchase and Sale Agreement is irrevocably canceled on or before March 1, 2003, then Landlord will have the right, upon ten (10) business days written notice to Tenant to terminate this Lease, in which case any monies paid by Tenant to Landlord pursuant to this Lease shall be returned to Tenant and neither party shall have any other liability to the other.

                    4.          Rent: Rent is payable to Landlord at Landlord’s address specified in the preamble of this Lease, or at such other address as Landlord may, from time to time designate in writing, in consecutive monthly installments of one-twelfth (1/12) of the rent set forth below (“Fixed Annual Rent”). Each such monthly installment of Fixed Annual Rent shall be due and payable in advance on the first day of each calendar month during the Term commencing on the Rent Commencement Date (as hereinafter defined), except that upon the Effective Date, Tenant shall pay to Landlord the first full month’s rent which Landlord shall apply to the first full month of the Term. If the Rent Commencement Date does not fall on the first day of a calendar month, then Tenant shall pay to Landlord upon the Rent Commencement Date the portion of Fixed Annual Rent then due prorated for the balance of the month in which the Rent Commencement Date falls. Fixed Annual Rent shall be payable without any set off or deduction whatsoever. The Fixed Annual Rent is as follows:

Lease Years	Fixed Annual Rent
1st through 5th lease year	$2,025,750.00
6th lease year	$2,220,000.00
7th through and including 15th lease years	2.5% annual increases each lease year

                    Notwithstanding the foregoing, no rent payment shall be due with respect to the period of thirty (30) days from the Commencement Date (the thirty first (31st) day following the Commencement Date being referred to as the “Rent Commencement Date”).

                     5.           Representations and Covenants:

                    A.         Landlord represents and covenants as follows:

                    1.          Possession: On the Commencement Date, the Demised Premises shall be free and clear of all tenancies, whether oral or written, and subject to the terms of this Lease, Tenant shall have sole and actual possession from the Commencement Date through the end of the Term, subject to Landlord performing any obligation required of it under the terms of this Lease. Ownership or lease of the Demised Premises by the IDA (as hereinafter defined) shall not be objected to by Tenant.

                    2.          Quiet Enjoyment: Provided that Tenant shall not be in default in any of its obligations beyond any period for the cure thereof, Tenant shall, at all times during the Term, subject to the rights of the holder of any mortgage on the Demised Premises, have peaceable and quiet enjoyment and possession of the Demised Premises without any manner of molestation or hindrance from the Landlord or any other person, firm, corporation, or other entity.

                    3.          This Lease as written contains all of the terms of the agreement entered into between the parties, and the Tenant acknowledges that the Landlord has made no representations, is unwilling to make any representations and has held out no inducements to the Tenant other than those herein expressed.

                    4.           Landlord consists of a group of tenants-in-common owning respective interests in the Demised Premises, each tenant-in-common being a limited liability company duly organized and validly existing under the laws of the State of New York

                    5.         Landlord has full power and authority to execute and deliver this Lease and to perform all of its obligations arising under this Lease and such other documents required hereunder to be executed by Landlord (collectively, “Landlord’s Documents”).

                      6.         This Lease and Landlord’s Documents do not and will not contravene any provision of the organizational documents of Landlord, any judgement, order, decree, writ or injunction, of any provision of any existing law or regulation to which Landlord is a party or bound. The execution and delivery of this Lease and the consummation of the transactions contemplated hereby do not and will not require any consent by and third party.

                    B.         Tenant represents and covenants as follows:

                    1.         Tenant is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is in good standing in the State of New York and is duly authorized to conduct business in the State of New York. Prior to Lease execution, Tenant will submit to Landlord a duly issued certificate of good standing from its state of incorporation and from New York State.

                    2.         Tenant has full power and authority to execute and deliver this Lease and to perform all of its obligations arising under this Lease and such other documents required hereunder to be executed by Tenant (collectively, “Tenant’s Documents”).

                       3.          This Lease and Tenant’s Documents do not and will not contravene any provision of the organizational documents of Tenant, any judgement, order, decree, writ or injunction, of any provision of any existing law or regulation to which Tenant is a party or bound. The execution and delivery of this Lease and the consummation of the transactions contemplated hereby do not and will not require any consent by and third party.

                    4.          If after the date of execution of this Lease, Tenant is required to disclose this Lease in any filing with any governmental agency, it shall notify Landlord of same and diligently request to have the rental information redacted or given confidential treatment.

                       6.          Taxes and Assessments:

                    A.         All real estate taxes, assessments, impositions, PILOT (Payment In Lieu of Taxes) payments and unmetered water and sewer charges, and any other governmental levies, impositions or charges of a similar or dissimilar nature, whether general, special, ordinary, extraordinary, foreseen or unforeseen, which may be levied or imposed upon all or any part of the Land or the Improvements, are hereinafter referred to as “Taxes.” To the extent the Taxes are abated due to Industrial Development Agency (“IDA”) benefits, such savings shall be passed on to Tenant. Tenant agrees to cooperate as necessary with Landlord in procuring such IDA benefits, including entering into any IDA documents necessary to effect such benefits, such as lease/sublease agreements among the IDA, provided same do not impose any additional material or adverse obligations on Tenant. Tenant shall bear all of its costs associated with such IDA documentation, including, but not limited to, its attorneys fees associated with reviewing such IDA documentation. Landlord shall pay, before interest and penalties accrue, all Taxes assessed against the Demised Premises and all penalties and interest, for the year in which the Commencement Date occurs prorated based on the Commencement Date. Landlord shall also pay before interest and penalties accrue, all special assessments, impositions and all other claims or charges which are a lien on the Demised Premises on the Commencement Date, whether or not such assessments are past due, then due or are thereafter to become due.

                    B.          From and after the Commencement Date, Tenant agrees to pay, before interest and penalties accrue, all Taxes applicable to the Demised Premises. Tenant shall deposit with Landlord, the Mortgagee (as hereinafter defined) or Master Lessor (as hereinafter defined), as the case may be, a tax escrow amount equal to one-twelfth (1/12th) of the then applicable amount as evidenced on the most recent statement of Taxes issued by the local taxing authority, or in any other manner requested by Landlord’s Mortgagee, so that Landlord or said Mortgagee, as the case may be, shall have sufficient amounts collected to pay any tax coming due at least thirty (30) days prior to the due date of such Taxes and if said amounts are insufficient to pay the Taxes coming due, Tenant shall be billed by Landlord for the difference (with interest at the Interest Rate, as hereinafter defined, if Landlord incurs interest charges due to Tenant’s failure to pay on time). Tenant acknowledges that the Mortgagee or Master Lessor may require additional payments attributable to Taxes in order to establish a tax escrow account, and Tenant agrees to pay such amounts as necessary within ten (10) days of Landlord’s notice therefor. Landlord agrees to cap this escrow amount at three (3) months of tax payments. All such payments for the first and last year of the Term shall be prorated between Landlord and Tenant so that Tenant shall only be responsible for that portion of the Taxes which is attributable to the Term. In the event the Taxes includes any special assessment or assessment which may be paid in installments, unless otherwise directed by written notice from Tenant, Landlord shall advise the appropriate governmental agency of its intention to elect payments in installments thereof, and Tenant shall pay only such installments as shall be due and payable during the Term, regardless of when such installment was assessed.

                    C.          In no event shall Tenant be liable for payment of any income, estate, transfer, franchise, excess profit, sales, excise, or inheritance taxes imposed upon Landlord or the estate of Landlord. Tenant shall not pay any income, estate, transfer, franchise, excise, sales, inheritance or excess profits tax levied upon, required to be collected by, or assessed against Landlord, subject to the following sentence. If due to a change in the method of taxation any franchise, income, profit, or other tax, however designated, shall be levied against Landlord’s interest in the Demised Premises in whole or in part for or in lieu of any tax which would otherwise constitute Taxes, such change in method of taxation shall be included in the term “Taxes” for purposes hereof.

                    D.          The certificate, advice, bill or receipt of statement issued or given by the appropriate officials authorized or designated by law to issue or give the same or to receive payment of any tax of any payment in lieu thereof shall be prima facie evidence for all purposes of the existence, payment, non-payment or amount of such tax or payment. Landlord’s failure to provide such documentation to Tenant shall not eliminate or reduce Tenant’s obligation to pay Taxes hereunder.

                    E.          Landlord shall have the right to, and at the request of Tenant shall, contest the amount or legality of any Taxes which it is obligated to pay hereunder and make application for the reduction thereof, or any assessment upon which the same may be based, and Tenant agrees, within ten (10) days of receipt of the request of Landlord, to execute or join in the execution of any instruments or documents necessary in connection with such contest or application. In the event Landlord initiates any tax reduction proceedings (whether at the request of Tenant or not) all monies received by Landlord attributable to Taxes paid by Tenant shall be paid to Tenant after deduction for reasonable third party costs and expenses, including, but not limited to, attorney’s fees and disbursements and appraisal fees.

                    F.          The obligation of Tenant in respect of Taxes for the last year of the Term or part thereof and Landlord’s obligation to refund any overpayment shall survive the expiration of the Term.

                     7.           Construction of Building:

                    A.          Landlord shall construct the Building substantially in accordance with the plans and specifications for the building (“Building Work”) listed on Exhibit “C” attached hereto and hereby made a part hereof and complete the same within the time frames set forth in Exhibit “D” in a good and workmanlike manner using materials of first quality in accordance with all applicable laws, ordinances, rules and regulations. Landlord shall cause to be created and delivered to Tenant, in accordance with the time frames set forth in Exhibit “D”, (i) Building Schematic Designs, (ii) Building Mechanical, Electrical and Plumbing Drawings and Specifications, (iii) Building Design Development Plans, (iv) Building 75% Construction Documents and (v) Building 100% Construction Documents for the Building which, as completed, are referred to herein collectively as the “Building Plans.” All of the Designs, Drawings, Specifications, Plans and Documents referred to in the preceding sentence other than the Building 100% Construction Documents are collectively referred to herein as the “Preliminary Construction Documents.”

                    B.          The Building Work shall include all work shown on the Building Plans, including (i) construction of approximately 25,000 square feet office space, (ii) modifications to the existing site, (iii) modifications to the exterior facade of the Building, (iv) modifications to the roof membrane, to the extent required in Landlord’s judgement, and (v) construction of (w) a lab area of approximately 32,000 square feet, (x) a kit assembly and receiving area of approximately 21,600 square feet, (y) a warehouse area of approximately 16,000 square feet, and (z) a building support area of approximately 11,000 square feet, all as shown on the Building Plans. Any cost overruns in completing the Building Work shall be Landlord’s responsibility, unless same is caused by the acts or omissions of Tenant or by change orders requested by Tenant.

                   C.          Landlord shall use reasonable speed and diligence to have the Building Work substantially completed in accordance with the time frames set forth in Exhibit “D”. Landlord shall not substantially nor materially deviate from the Building Work shown on Exhibit “C”, without obtaining the prior written consent of Tenant, which consent shall not be unreasonably withheld, conditioned or delayed, provided such changes do not materially adversely affect Tenant’s ability to operate its business in the Demised Premises or materially delay the completion thereof. The failure to have the Building Work substantially completed in accordance with the time frames set forth on Exhibit “D” shall in no way affect the validity of this Lease or the obligations of Tenant hereunder nor shall the same be construed in any way to extend the Term of this Lease. If the Building Work has not been deemed substantially completed within the meaning of Section “7” hereof in accordance with the time frames set forth on Exhibit “D”, Tenant shall not have any claim against Landlord, and Landlord shall have no liability to Tenant, by reason thereof, except as otherwise set forth in this Lease. Tenant expressly waives (a) any right to rescind this Lease under Section 223-a of the Real Property Law of the State of New York (or any other law of like import, now or hereafter in force) and (b) the right to recover any damages resulting from Landlord’s failure to deliver possession of the Demised Premises on any fixed date for any reason whatsoever, except as otherwise set forth in this Lease.

                    D.          The Building Work shall be deemed “Substantially Completed” on the date when (x) Landlord’s architect has issued a certificate to the effect that the same has been completed in a good, structurally sound condition, except for minor or insubstantial details which by their nature can be substantially completed within sixty (60) days after the Commencement Date without materially interfering with Tenant’s use and occupancy of the Demised Premises or Tenant’s ability to conduct its business operations therein; (y) Landlord has obtained a temporary (which cannot be revoked and in such case Landlord will remain obligated to obtain a permanent certificate of occupancy) or permanent certificate of occupancy for the Demised Premises, and any other permits and approvals required from the applicable governmental authorities to enable Tenant to occupy and use the Demised Premises for the conduct of its business in the Demised Premises (exclusive of any business licences which Tenant may be required to obtain in order to operate its specific business), which permits and approvals shall include, limitation, zoning and building code approvals, environmental requirements (other than those specifically required for Tenant’s business activities) or on such earlier date on which the Building Work would have been completed, as aforesaid, but for delays (referred to collectively herein as “Tenant Delays”) which are: (i) due to special work, changes, alterations or additions required or made by Tenant or made by Landlord on behalf of Tenant even if the same have been approved by Landlord, provided that Landlord delivers notice to Tenant at the time that Tenant requires such special work, changes, alterations or additions that same will result in Tenant Delays, (ii) caused by Tenant through the delay of Tenant (and not caused by or due to Landlord) in submitting any plans and/or specifications, supplying information, or otherwise other than in accordance with the time periods set forth in this Lease or (iii) caused by delay and/or default on the part of Tenant or its agents or contractors including, without limitation, the utility companies and other entities furnishing communications, data processing or other service or equipment; and (z) Landlord shall have delivered to Tenant, a subordination, non-disturbance and attornment agreement in the format set forth in Section “20” below, executed by each Mortgagee, Master Lessor or deed of trust holder, as the case may be, encumbering the Land or any portion thereof. So, for example, if the Tenant Delays result in Landlord’s delay of substantially completing the Building Work, then the Commencement Date will be deemed for all purposes of this Lease to be such date that the Commencement Date would have occurred but for such Tenant Delays. In such event, however, even though the Building Work is deemed substantially completed pursuant to the foregoing (and the Term shall have commenced by reason thereof), Tenant shall not (except with Landlord’s consent) be entitled to take possession of the Demised Premises until the Building Work has been in fact substantially completed and Landlord shall be obligated to complete the Building Work in accordance with the applicable terms and conditions of this Lease. Landlord’s architect’s certificate of substantial completion, as hereinabove stated, given in good faith, or of any other facts pertinent to this Section “7” shall be deemed conclusive of the statements therein contained and binding upon Tenant, unless, within ten (10) days of Tenant’s receipt of such certificate, Tenant gives Landlord written notice setting forth with specificity Tenant’s reasonable objections to such certificate and such objections reflect the facts of the matters about which the objections have been made. In such event, Landlord shall use good faith efforts to address such objections in order to obtain a revised architect’s certificate of substantial completion within thirty (30) days of Landlord’s receipt of Tenant’s notice of objections. Any of the Building Work not fully completed on the Commencement Date shall thereafter be so completed with reasonable diligence by Landlord, but in any event within sixty (60) days after the date of delivery of the Demised Premises to Tenant. If the Building Work is not completed by February 1, 2004, provided such incompletion is not due to Tenant’s wrongful acts or omissions or Tenant delays, Tenant will have the right, upon ten (10) business days written notice to Landlord, to be effective at the end of such notice period, to elect to cancel this Lease (“Tenant’s Termination Notice for Non-Completion”), whereupon any monies paid by Tenant to Landlord pursuant to this Lease shall be returned to Tenant and neither party shall have any other liability to the other. If the Building Work is completed in accordance with this Section “7.D” by the expiration of said ten (10) business day period, then Tenant’s notice shall be deemed null and void and the Term shall have commenced. If Tenant fails to give a Tenant’s Termination Notice for Non-Completion as set forth above by April 1, 2004, then it will be deemed that Tenant has elected to waive such right of cancellation. If the Building Work is not completed by June 1, 2004, Landlord will have the right, upon ten (10) business days written notice to Tenant, to elect to cancel this Lease (“Landlord’s Termination Notice for Non-Completion”), whereupon any monies paid by Tenant to Landlord pursuant to this Lease shall be returned to Tenant and neither party shall have any other liability to the other.

                    E.          With Landlord’s prior written consent, which shall not be unreasonably withheld Tenant shall have the right to enter the Demised Premises prior to the Commencement Date during normal business hours and without payment of rent for the purposes of inspecting the work, taking measurements, making plans, and performing Tenant’s work without being deemed thereby to have taken possession or obligated itself to pay Rent, provided, however, that Tenant shall not, during the course of such work, materially interfere with the performance of the Building’s work and shall indemnify and hold Landlord harmless from and against any and all claims or losses arising from Tenant’s (or its agents, employees or contractor’s) negligence or wrongful acts in connection with Tenant’s (or its agents, employees or contractor’s) entry upon the Demised Premises, except to the extent caused by Landlord, its agents, employees, or contractors. Such right of entry shall be deemed a license from Landlord to Tenant, and any entry thereunder shall be at the sole risk of Tenant and made only subsequent to Tenant’s delivery to Landlord of the duplicate originals of certificates of insurance required by Section “11” hereof.

                    F.          Except as otherwise provided in this Lease, Landlord shall use commercially reasonable speed and effort to complete the milestones set forth on Exhibit “D” on the dates specified therein.

                     G.          Warranty.

                    1.          The Landlord warrants to the Tenant that materials and equipment furnished by the Landlord under this Lease will be of good quality and new, that the Building Work will be performed in a good workmanlike manner and be free from material defects not inherent in the quality required or permitted, and the Building Work will conform to the requirements of this Lease. Work not conforming to these requirements, excluding substitutions not properly approved and authorized by Landlord, or work altered or affected by Tenant’s acts or omissions or those of its employees, agents, licensees and contractors, maybe considered defective. The Landlord’s warranty excludes remedy for damage or defect caused by abuse or modifications not executed by Landlord, improper or insufficient maintenance, or improper operation not caused by Landlord, Landlord’s contractor, or anyone for whom either is responsible, or normal wear and tear under normal usage. Landlord shall furnish, upon request of Tenant, reasonably satisfactory evidence as to the kind and quality of materials and equipment.

                    2.          The Landlord further agrees that each of its contractors shall provide a warranty of the work performed thereunder in the same form as the above stated warranty of Landlord. Included in said warranty shall be the statement that same shall be enforceable directly by Tenant, if Tenant so elects. The warranty of any of Landlord’s contractors shall not relieve Landlord of its warranty as set forth above and Tenant shall look to Landlord’s contract, directly and in the first instance, to correct any defects in the Building Work. The warranty from the manufacturer for the HVAC system will be one (1) year and for the compressors will be five (5) years from the start-up date of the equipment.

                    3.          The warranties provided in this Section “7.G” shall be in addition to and not in limitation of any other warranties, guarantees, or remedies allowed by this Lease or otherwise prescribed by law.

                    4.          Landlord shall guarantee the Building Work performed for one (1) year from the date of Substantial Completion and shall procure and deliver to Tenant no later than thirty (30) days following the date of Substantial Completion, all special or direct warranties required by this Lease or made available to Landlord by any of its contractors, suppliers or vendors.

                     8.          Personal Property Taxes: Tenant shall pay all taxes assessed against its personal property related to its use and occupancy of the Demised Premises.

                    9.          Utilities: Landlord shall not be obligated to furnish to Tenant or the Demised Premises any heat, air conditioning, ventilation, power, gas, electricity, water, telephone, light or any other services or utilities of any kind, but Landlord shall provide the equipment for furnishing such services in accordance with the Building Plans. Tenant shall make arrangements with public utilities or private companies, if appropriate, for the furnishing of electricity, gas, fuel, telephone, water and any other utilities and services which Tenant deems necessary or desirable in connection with its use and occupancy of the Demised Premises. Tenant shall promptly pay to such companies the cost of such utilities and services and any security deposits required. If Tenant shall default in paying for any of the above, Landlord may collect such costs from Tenant as Additional Rent and pay the same on Tenant’s behalf, or Landlord may pursue any other remedies it may have hereunder or at law or equity. Initial utility installations are part of the Building Work. After the Commencement Date, Landlord shall not be obliged to ensure that they remain in working order or are serviced by the utility supplier, subject to the provisions of Section “7”, above. The Landlord shall not be liable in any way to Tenant for any failure or defect in the supply or character of electric energy, water, gas or other utilities furnished to the Demised Premises by reason of any requirement, act or omission of the public utility supplier serving the Demised Premises or for any other reason.

                    10.         Additional Rent, Late Charges: All costs, charges, expenses, and adjustments of rent, including, but not limited to, payment of Taxes, which Tenant assumes, agrees or is obligated to pay to Landlord pursuant to this Lease or any other agreement between Landlord and Tenant shall be deemed Additional Rent, and in the event of non-payment thereof, Landlord shall have all the rights and remedies with respect thereto as are provided for herein or by applicable law in case of non-payment of rent. Tenant’s obligation to pay Fixed Annual Rent and Additional Rent shall survive the expiration or termination of the Term. Installments of Fixed Annual Rent and any Additional Rent payable on a monthly basis shall be equitably adjusted if the Term commences or terminates on a day other than the first day of a calendar month.

                    If during the Term, Tenant shall fail to pay the Fixed Annual Rent or any Additional Rents at any time due or payable hereunder upon the date provided in this Lease for the payment thereof, beyond any applicable grace period set forth in Section “37”, below, if not cured, Tenant shall pay to Landlord a late charge, on demand by Landlord, equal to 5% of Fixed Annual Rent and Additional Rent past due (“Initial Late Charges”). In addition to the payment set forth above if the notice provided for by the preceding sentence has been given any Fixed Annual Rent, Additional Rent or other amounts to be paid by Tenant which are not paid within thirty (30) days after the date such payment is due, shall bear interest (“Interest Rate”) from and after the expiration of such thirty (30) day period equal to the lesser of: (a) the Prime Rate as announced from time to time by the Wall Street Journal plus 4% per annum, or (b) the maximum legal rate (“Additional Late Charges”). In addition, if any check tendered by Tenant in payment of any Fixed Annual Rent or Additional Rent is dishonored or otherwise returned by Tenant’s or Landlord’s Bank for any reason whatsoever, Tenant shall pay to Landlord upon demand, in addition to the aforesaid late charges, the sum of $100.00 as Additional Rent for the administrative costs involved in handling such dishonored check.

                    Tenant acknowledges that the timely payment of Rent and Additional Rent is of the utmost importance to Landlord. Accordingly, it is agreed that the late payment of Fixed Annual Rent and/or Additional Rent constitutes a material and substantial breach of this Lease. Furthermore, in the event that Landlord shall bill Tenant for late charges pursuant to this Section “10” on two (2) occasions in any twelve (12) consecutive month period, in the event Tenant shall fail to make a third payment of Fixed Annual Rent or Additional Rent within any applicable grace, notice or cure period in said twelve (12) consecutive month period, Landlord shall have the option, exercisable within thirty (30) days of the date when said payment of Fixed Annual Rent or Additional Rent was due, of canceling this Lease on three (3) days’ notice and upon the expiration of said three (3) days this Lease and the Term shall end and expire as fully and completely as if the expiration of such three (3) day period were the day herein definitely fixed for the end and expiration of this Lease and the Term hereof and Tenant shall then quit and surrender the Demised Premises to Landlord. In such event, Landlord shall have the rights and remedies set forth elsewhere in this Lease.

                    Nothing contained in this Section is intended to grant Tenant any extension of time in respect of the due dates for any payments under this Lease, nor shall the same be construed to be a limitation of or a substitution for any other rights or remedies of Landlord under this Lease or otherwise nor shall same be construed to preclude Landlord from exercising its right of re-entry by summary proceedings or otherwise on the grounds of nonpayment of rent or on the grounds of any other default hereunder.

                    11.         Insurance:

                    A.          Landlord at Tenant’s cost and expense, shall keep in full force and effect during the Term, subject to the last paragraph of this Section “11.A”:

●
Commercial General Liability (CGL) Insurance providing Landlord with public liability and property damage insurance in the limit of $1,000,000 per occurrence/$2,000,000 in the aggregate for bodily injury and property damage, to cover the entire Demised Premises and sidewalks in front of and adjacent thereto, and which provides notice to Landlord at least thirty (30) days prior to any effective date of cancellation.

●
Insurance against loss or damage by fire and such other risks as may be included in the Special Form or broader if available of extended coverage in an amount equal to 100% of the full replacement cost of the Building and Improvements (excluding foundations, excavations and footings), ordinance or law and demolition costs coverage in an amount that Landlord shall deem reasonably appropriate and agreed value coverage or waiver of co-insurance coverage.

●
Rental value insurance, insuring landlord against loss of gross rental (including, without limitation, additional rent) due to the occurrence of any of the hazards described in the preceding subsection of this paragraph, provided however, that Tenant shall not be obligated to pay the cost of any premium therefor insuring such loss of rental for a period greater than twelve (12) months.

●	Insurance against the hazards covered by a policy of boiler insurance.

●	Insurance for the loss or damage caused from leakage of sprinkler systems now or hereafter installed in the building on the Demises Premises.

●	Hired but not owned automobile coverage as maybe required by the umbrella liability carrier.

●	Worker’s compensation insurance and employer’s liability coverage in statutory limits, and New York disability insurance as required by law.

                   Landlord shall deliver to Tenant proof of the extent of the coverage being provided and the cost thereof. Tenant shall pay to the Landlord as Additional Rent for premiums paid or payable for insurance to be maintained by Landlord and as hereinafter provided.

                    Nothing herein contained shall be construed to require Landlord to insure the contents or stock in trade belonging to Tenant and located upon the Demised Premises, nor to insure installation made by Tenant which are removable by Tenant upon the termination of this Lease. Tenant shall provide to Landlord proof of its contents coverage, which Tenant agrees to maintain throughout the Term. Such contents coverage shall include coverage of the improvements made to the Demised Premises by Landlord for Tenant’s use.

                    Tenant, at its own cost and expense, shall promptly comply with all rules, orders and regulations of the New York Board of Fire Underwriters or other similar body, and such tests and inspections of the sprinkler system and areas of possible fire hazards in the Demised Premises arising from the conduct of Tenant’s business as Landlord’s insurance carrier may from time to time require. Tenant shall also conduct at its sole cost and expense quarterly sprinkler tests and annual fire extinguisher inspections and post same on the sprinkler valve and fire extinguishers, respectively, to the extent required by applicable law or requirement of the applicable insurance company or underwriter.

                    Landlord shall not charge Tenant for its umbrella liability insurance, hired but not owned automobile coverage and worker’s compensation insurance coverage. With regard to Landlord’s coverages that Tenant is paying for under this Lease, from time to time, within thirty (30) days prior to any insurance policy renewal date, Tenant will have the right to get competitive quotes on such insurance coverages and inform Landlord of same. Provided such quotes are for the identical coverages (including, without limitation, the amounts and quality of coverage) after reasonable verification by Landlord, and to the extent that the prices quoted to Tenant are equal to a cost differential of at least five percent (5%), then Landlord agrees to credit Tenant’s insurance invoice in an amount equal to the cost differential, so long as such lower priced quote is valid and readily available. In addition, it is acknowledged by Tenant that Landlord is not obligated to place its insurance coverages with the Tenant’s insurer agent providing such quote to Tenant.

                    B.          During the Term, for the mutual benefit of Landlord and Tenant, Tenant shall keep in full force and effect the following:

●
a commercial general liability (“CGL”) insurance protecting and indemnifying Landlord against any and all claims and liabilities for injury or damage to persons or property or for the loss of life or of property occurring upon, in or about the Demised Premises, and the public portions of the Land, if any, such insurance to afford minimum protection during the Term of not less than $1,000,000 per occurrence/$2,000,000 in the aggregate for bodily injury and for property damage and not less than $14,000,000 in the aggregate, and fire damage legal liability for an amount equal to the full replacement cost of the Demised Premises. This policy shall be an occurrence policy on Insurance Services Office, INC. (“ISO”) form CG0001 0196 or an equivalent occurrence basis CGL policy form that is reasonably acceptable to Landlord. The CGL shall have contractual liability coverage. Said insurance policy shall name Landlord and its Mortgagee/Master Lessor as additional insureds.

●	worker’s compensation insurance and employer’s liability coverage in statutory limits, and New York State disability insurance as required by Law, covering all employees; and

●
such other coverage as Landlord may reasonably require with respect to the Demised Premises, Tenant’s use and occupancy and the conduct or operation of business therein provided same is generally required of tenants of properties similar to the Demised Premises. Landlord may, from time to time, but not more frequently than once every year, adjust the minimum limits set forth above, accounting for inflation or changes in industry standards.

C.	All the Tenant’s insurance shall contain endorsements sufficient to effect the following:

(a)	in no event shall the insurance coverage under such policies be brought into contribution with any policies maintained by the Landlord;

(b)
the interest of Landlord or Landlords’ Mortgagees, as additional insureds, shall not be invalidated by any breach or violation by the Tenant, any undertenant, or any other named insured, of any of the warranties, declarations or conditions of the policies;

(c)	the “save harmless” and indemnification obligations of the Tenant pursuant to this Lease shall be insured as a contractual obligation;

(d)
the insurer will not cancel or refuse to renew the policy, or change in any material way the nature or extent of the coverage provided by such policy without first giving the Landlord thirty (30) days’ prior written notice;

(e)	that such policy and the coverage evidenced thereby shall be primary with respect to any policies carried by Landlord, and that any coverage carried by Landlord shall be excess insurance;

(f)
a waiver by the insurer of all rights of subrogation against the Landlord, its members, directors, partners, officers, employees, or representatives, which arises or might arise by reason of any payment under such policy or by reason of any act or omission of Landlord, its directors, partners, officers, members, employees, or representatives.

                    All the insurance carriers shall be licensed in the State of New York and, shall at all times during the Term have a policyholder’s rating of not less than “A+/12” in the most current edition of Best’s Insurance Reports. Tenant shall deliver to Landlord proof of payment of premiums for all insurance within seven (7) days of receipt of request.

                    Landlord may require increases in the policy limits from time to time (not more often than once each thirty six (36) months) to reflect the effect of inflation, based upon increases in the United States Consumer Price Index or similarly recognized index.

                    Each party agrees to use all commercially reasonable efforts to include in each of its insurance policies against loss, damage or destruction by fire or other insured event, a waiver of the insurer’s right of subrogation against the other party. If such waiver, agreement or permission shall not be, or shall cease to be, obtainable without additional charge or at all, the insured party shall so notify the other party promptly after learning thereof. In such case, if the other party shall agree in writing to pay the insurer’s additional charge therefor, such waiver, agreement or permission shall (if obtainable) be included in the policy. So long as Landlord’s and Tenant’s policies then in force include such waivers of subrogation, Landlord and Tenant, to the fullest extent permitted by law, each waive all right of recovery against the other and agree to release the other from liability from loss or damage to the extent such loss or damage is covered by valid and collectable insurance in effect at the time of such loss of damage.

                    None of Tenant insurance policies shall have a deductible in excess of $25,000.00. Tenant agrees that notwithstanding any such permitted deductible in their insurance policies, it shall be liable for the amount of the deductible. Any insurance required by Tenant under this Lease may be furnished by Tenant under a blanket policy carried by it. Such blanket policy shall: (i) comply with all provisions above, (ii) reference the Demised Premises; and (iii) guarantee minimum limits available for Demised Premises equal to the insurance amounts required by this Lease.

                    Before Tenant enters the Demised Premises to conduct any activity permitted under this Lease, including any entry permitted under Section “7.E” of this Lease, Tenant shall furnish Landlord with an appropriate certificate evidencing the aforesaid insurance coverage being then in effect, on an ACORD 27 form (or its equivalent). Renewal policies or certificates therefor shall be furnished to Landlord at least thirty (30) days prior to the expiration date of each policy. Landlord may at any time and from time to time, inspect and/or copy any and all insurance policies required to be procured by Tenant by this Lease.

                    In the event Tenant fails to procure, maintain, and/or pay for and deliver proof thereof to Landlord of the insurance required by this Lease, at the times and for the durations specified in this Lease, Landlord shall have the right, but not the obligation, at any time and from time to time after two business days notice to Tenant and Tenant’s failure to comply to procure such insurance and/or pay the premiums for such insurance, in which event Tenant shall repay Landlord, immediately upon demand by Landlord, as Additional Rent, all sums so paid by Landlord together with interest thereon at the Interest Rate and any costs or expenses reasonably incurred by Landlord in connection therewith, without prejudice to any other rights and remedies of the Landlord under this Lease.

                    12.         Condition of Premises: EXCEPT AS OTHERWISE SET FORTH IN THIS LEASE, SUBJECT TO (X) LANDLORD’S COMPLETION OF THE BUILDING WORK AND ANY PUNCH LIST ITEMS, (Y) LANDLORD’S PERFORMANCE OF ANY WORK WHICH IT IS OBLIGATED TO PERFORM PURSUANT TO LANDLORD’S WARRANTY SET FORTH IN SECTION “7.G”, ABOVE, AND (Z) LANDLORD’S PERFORMANCE OF ITS MAINTENANCE OBLIGATIONS SET FORTH IN THIS LEASE, BELOW, TENANT REPRESENTS, WARRANTS AND ACKNOWLEDGES TO LANDLORD AND AGREES WITH LANDLORD THAT TENANT IS HEREBY ACQUIRING A LEASEHOLD INTEREST IN AND TO THE DEMISED PREMISES AND SHALL ACCEPT SAME AND THE LAND IN THEIR “AS IS”, “WHERE IS” CONDITION “WITH ALL FAULTS” AND SPECIFICALLY AND EXPRESSLY WITHOUT ANY WARRANTIES, REPRESENTATIONS OR GUARANTEES, FROM OR ON BEHALF OF LANDLORD, REGARDING THE CONDITION OF THE DEMISED PREMISES OR THE LAND, ITS HABITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, VALUE, PROFITABILITY, MARKETABILITY, MERCHANTABILITY OR COMPLIANCE WITH GOVERNMENTAL LAWS, ORDINANCES OR REGULATIONS, OR ANY OTHER WARRANTY (WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, MATERIAL OR IMMATERIAL). TENANT ACKNOWLEDGES THAT IT HAS NOT RELIED, AND IS NOT RELYING, UPON ANY INFORMATION, DOCUMENT, SALES BROCHURE OR OTHER LITERATURE, MAPS OR SKETCHES, PROJECTION, STATEMENT OR REPRESENTATION THAT MAY HAVE BEEN GIVEN OR MADE BY OR ON BEHALF OF LANDLORD TO TENANT EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN TO THE CONTRARY. TENANT AGREES TO ACQUIRE THE LEASEHOLD INTEREST IN THE DEMISED PREMISES BASED SOLELY ON ITS OWN INDEPENDENT INVESTIGATION AND INSPECTION OF THE DEMISED PREMISES AND TENANT’S INDEPENDENT EVALUATION OF THE DEMISED PREMISES, AND EXCEPT AS EXPRESSLY SET FORTH IN THIS LEASE, LANDLORD IS NOT OBLIGATED TO ALTER, MODIFY, REMEDIATE OR IMPROVE THE DEMISED PREMISES IN ANY WAY WHATSOEVER.

                    13.         Disposal of Refuse: Tenant shall, at its sole cost and expense, promptly contain and dispose of all garbage, rubbish, trash, or waste and/or refuse generated at the Demised Premises, in accordance with applicable laws, rules and orders of all governmental authorities who have jurisdiction thereof and in accordance with Landlord’s reasonable instructions. Tenant shall not permit the accumulation of any rubbish or garbage in, or about any part of the Demised Premises. Tenant shall indemnify and hold Landlord harmless, from and against any and all liability, including reasonable attorneys’ fees, which is related or connected to Tenant’s garbage, rubbish, trash, or waste and the disposal thereof. Tenant shall not commit or suffer, and shall use all reasonable precautions to prevent waste, damage or injury to the Demised Premises.

                    14.         Sidewalks: Tenant shall not encumber or obstruct, or permit to be encumbered or obstructed, the street and sidewalk, if any, on, adjacent to or abutting the Demised Premises. Tenant shall, at its sole cost and expense, keep said sidewalks adjacent to the Demised Premises free of dirt, snow, ice, rubbish and debris.

                    15.         Broker: Each party represents and warrants to the other that it dealt with no broker with respect to this Lease or the Demised Premises. Each party shall indemnify, defend with counsel reasonably acceptable to the other and save the other harmless of, from and against any and all claims for commissions or compensation made by any broker or entity, arising out of or relating to the acts of the indemnifying party, its employees or agents and all expenses and fees, including reasonable attorneys’ fees, related thereto.

                    16.         Landlord’s Liability: Landlord and Landlord’s officers, directors, shareholders, members, agents and employees shall not be liable to Tenant, Tenant’s agents, employees, shareholders, officers, directors or third parties for any injury to person or damage to property for any reason whatsoever, including, but not limited to, failure to repair, defect in, or failure of, equipment, pipes, wiring, broken glass, backing up of drains, or by gas, water, snow, ice, hail, rain, electricity or oil leaking, escaping or flowing into the Demised Premises, except to the extent due to the negligence or wrongful acts of Landlord, its agents, contractors or employees.

                    Notwithstanding anything herein or any rule of law or statute to the contrary, it is expressly understood and agreed that to the extent that Landlord shall at any time have any liability to Tenant under, pursuant to or in connection with this Lease, Tenant, and any officer, director, stockholder, partner, associate, principal, or party claiming through or on behalf of Tenant shall look solely to the Demised Premises (and the proceeds therefrom) for the satisfaction of any judgment (or other judicial order) requiring the payment of money by Landlord, and they shall not seek to obtain or enforce any personal or money or other judgment against Landlord, or any officer, member, director, stockholder, partner, associate, employee, agent or principal (disclosed or undisclosed) of Landlord, except against Landlord’s interest in the Demised Premises (and the proceeds therefrom), and in no event shall Landlord or such other party have any personal liability or monetary or other obligation of any kind under or pursuant to this Lease beyond such interest in the Demised Premises.

                   If Tenant shall at any time claim that Landlord unreasonably withheld its consent to any act to which Landlord has agreed hereunder not to unreasonably withhold its consent, Landlord’s sole obligation or liability to Tenant therefor shall be to consent thereto if Tenant prevails against Landlord in an action for injunction or declaratory judgment brought in a court of competent jurisdiction, and Tenant hereby waives and relinquishes any and all claims for damages or other money compensation by reason thereof. Notwithstanding the foregoing, any dispute between the parties relating to the withholding or delay of consent by Landlord may be determined, at Tenant’s option, under the Expedited Procedures provisions of the Commercial Arbitration Rules of the American Arbitration Association. In any such proceeding, the arbitrator shall have no right to award monetary damages, provided, however, that in the event that the arbitrator determines that Landlord unreasonably withheld its consent, then Landlord shall reimburse Tenant for Tenant’s reasonable attorney’s fees incurred in connection with such arbitration. If the arbitrator rules in favor of Landlord, then Tenant shall reimburse Landlord for Landlord’s reasonable attorney’s fees incurred in connection with such arbitration.

                     17.           Estoppel Certificates/Financial Statements: Each party shall, without charge, at any reasonable time and from time to time, within ten (10) business days after request by the other, certify by written instrument, duly executed, acknowledged and delivered, to the other and/or any present or proposed Landlord, purchaser, Mortgagee; Master Lessor, assignee of any Mortgagee or Master Lessee or any permitted assignee or subtenant:

(i) that this Lease is unmodified and is in full force and effect (or, if there has been modification, attaching same and stating whether or not the Lease is in full force and effect as modified);

         (ii)          that there are not then existing any set-offs or defenses against the enforcement of any of the agreements, terms, covenants or conditions hereof upon the part of Tenant to be performed or complied with (or, if so, specifying the same);

(iii) the dates, if any, to which Fixed Annual Rent and Additional Rent have been paid and the amounts thereof; and

(iv) to such other matters pertaining to this Lease that are within such party’s knowledge as may be requested.

                   Tenant hereby constitutes and appoints Landlord Tenant’s attorney-in-fact to execute and deliver any such estoppel certificate requested by Landlord if, after ten (10) days notice, Tenant fails to execute and return any such document provided to Tenant for execution.

                    18.           Permits and Compliance with Law: Tenant shall not use or suffer or permit any person to use the Demised Premises for any unlawful purpose. Tenant shall apply for and obtain and maintain at Tenant’s sole cost and expense all licenses and permits from any and all governmental authorities having jurisdiction of the Demised Premises which may be necessary for the conduct of Tenant’s business therein. Tenant shall also pay all fees in connection with any licenses or permits required by the local municipal authority for any equipment or machinery at the Demised Premises whether owned by the Landlord or the Tenant. Tenant further covenants to comply with all present and future applicable laws, resolutions, codes, rules and regulations of any department, bureau, agency or any governmental authority having jurisdiction over the operation, occupancy, maintenance and use of the Demised Premises and all insurance requirements and recommendations. Tenant also covenants to comply with any and all regulations and rules applicable to the Demised Premises issued by the Board of Fire Underwriters or by any other body hereinafter constituted exercising similar functions, and by insurance companies writing policies covering the Demised Premises and the Improvements which now or hereafter may become applicable to the Demises Premises.

                   Without diminishing the obligation of Tenant, if Tenant shall at any time fail or neglect to comply to the extent reasonably appropriate, and as expeditiously as reasonably feasible, with any of said laws, rules, requirements, orders, directions, ordinances or regulations, concerning or affecting the Demised Premises or the use and occupation thereof, as herein provided, Landlord, in addition to any other remedies, shall, upon ten (10) business days’ written notice to Tenant, unless in an emergency then without notice, be at liberty to comply therewith, and all reasonable expenses of Landlord in connection therewith shall be paid by Tenant, and upon Tenant’s failure so to pay, Landlord may pay the same and any payments so made by Landlord shall be reimbursed to Landlord by Tenant as Additional Rent with interest to be paid at the Interest Rate together with the installment of Fixed Annual Rent next coming due and shall entitle Landlord to enforce any of the terms, provisions, conditions and covenants herein contained that may be applicable to such rent.

                   Tenant shall have the right, after prior written notice to Landlord, and after obtaining any required stay, to contest by appropriate legal proceedings, diligently conducted in good faith, in the name of Tenant, without cost or expense to Landlord, the validity or application of any law, ordinance, rule, order, regulation or requirement, including, but not limited to, any law, ordinance, rules, orders, regulations and requirements purporting to require the repairs to the Demised Premises referred to above, provided that no lien, charge or liability of any kind may or shall be created thereby against the Demised Premises or shall subject Tenant or Landlord to any liability, civil or criminal, for failure to comply therewith.

                    Tenant shall, at all times duringthe Term, at Tenant’s sole cost and expense, promptly comply with all present and future laws, orders and regulations issued or promulgated by any governmental or quasi governmental agency or body, whether federal, state, city, county, town, village or other municipal level, regulating or otherwise asserting jurisdiction over the Demised Premises, or Tenant’s use and occupancy thereof, or over air, water or ecological or environmental pollutants and all insurance requirements and recommendations. Tenant shall indemnify and save Landlord, its officers, directors, shareholders, members, partners, employees and Mortgagees (“Landlord Indemnified Parties”) harmless from and against any claims, penalties, loss, damage or expense imposed by reason of a violation of any applicable law or the rules and regulations of governmental authorities having jurisdiction thereof relating to the Demised Premises or the failure of Tenant to obtain or maintain any required licenses or permits.

                   Landlord agrees to be responsible for municipal violations as of the Commencement Date not caused by Tenant, or as may be caused thereafter by Landlord’s or its agent’s actions.

                     19.         Indemnification of Landlord: Tenant shall indemnify and save harmless the Landlord Indemnified Parties from any and all liabilities, damages, expenses, actions, claims or judgments, including reasonable attorney’s fees regardless of whether a lawsuit is actually commenced, arising from injury to any person or persons or property which may occur in or on the Demised Premises, or from any matter or thing which is connected or related to Tenant’s acts or occupation of the Demised Premises, unless due to the negligence or wrongful act of a Landlord Indemnified Party, in which case Landlord will indemnify Tenant and its officers, directors, agents and employees. In such event, Tenant upon notice from a Landlord Indemnified Party shall resist or defend such action or proceeding (by counsel appointed by Tenant’s insurance carrier or other counsel reasonably satisfactory to the Landlord Indemnified Party), unless Tenant causes the same to be discharged and satisfied.

                    Tenant shall also indemnify and hold harmless Landlord against and from any costs and expenses paid or incurred by Landlord in obtaining possession of the Demised Premises after default by Tenant as may be provided by the terms of this Lease or upon the expiration or sooner termination of this Lease, or in enforcing any of Tenant’s obligations hereunder including Landlord’s reasonable attorney’s fees, all of which shall be deemed Additional Rent.

                    20.           Attornment, Subordination, Non-Disturbance, Lender Provisions:

                    (A)          Provided Tenant obtains a Non-Disturbance Agreement from the applicable Mortgagee or Master Lessor, as the case may be, this Lease shall be subject and subordinate to all ground or underlying leases (“Master Leases”) and to all mortgages (“Mortgages”) which may now or hereafter affect such leases or the real property of which Demised Premises are a part and to all renewals, modifications, consolidations, replacements and extensions of any such Master Leases and Mortgages. (Upon acquisition of the Land per the Purchase and Sale Agreement referred to in Section “3”, above, Landlord anticipates that the Land will be subject to a mortgage.) This clause shall be self-operative and no further instrument of subordination shall be required by any Master Lessor or by any Mortgagee, affecting any lease of the real property of which the Demised Premises are a part. In confirmation of such subordination, Tenant shall execute promptly any certificate that Landlord may reasonably request.

                    (B)          Provided Tenant shall receive a Non-Disturbance Agreement (as hereinafter defined), Tenant shall and does hereby agree to attorn to the holder of each and every Mortgage (“Mortgagee”) and landlord under all Master Leases (“Master Lessor”) and to recognize such Mortgagee and/or Master Lessor as its landlord. Tenant hereby constitutes and appoints Landlord Tenant’s attorney-in-fact to execute and deliver an agreement of attornment for or on behalf of Tenant substantially in the form of the document attached hereto as Exhibit “E” if, after ten (10) days notice, Tenant fails to execute and return any such document provided to Tenant for execution.

                   (C)          If, in connection with the procurement, continuation or renewal of any financing for which the Demised Premises represents security in whole or in part, a bank or institutional lender shall request reasonable modifications of this Lease as a condition of such financing, Tenant will not withhold consent thereto, provided that such modifications do not materially increase the obligations of Tenant under this Lease or materially and adversely affect any rights of Tenant hereunder. Without limiting the foregoing, any modification which increases the rents or costs payable by Tenant shall be deemed to materially affect Tenant’s rights under this Lease. Tenant shall consent or object to such modification within ten (10) business days following Landlord’s request. A modification providing that Tenant be required to give notices of any defaults by Landlord to such lender and/or permit the curing of such default by such lender with or without the granting of such additional time for such curing shall not be deemed to materially adversely affect Tenant’s rights.

                    (D)          For purposes hereof a “Non-Disturbance Agreement” shall mean an agreement on Mortgagee’s or Master Lessor’s form which is reasonably acceptable to Tenant. With respect to any Mortgages or Master Leases which subsequently encumber the Demised Premises, Landlord shall provide Tenant with a Non-Disturbance Agreement within four (4) weeks after the execution of the Mortgage or Master Lease, and the subordination of this Lease to such Mortgage or Master Lease is expressly contingent upon the delivery of such Non-Disturbance Agreement.

                   (E)          In the event of notice to such effect from Landlord to Tenant, to the extent requested by the Mortgagee or Master Lessor, Tenant shall agree to the following (and, if requested, this Lease shall be amended to provide):

         (i)          Mortgagee or Master Lessor shall under no circumstances have any obligation to refund Tenant’s security deposit to Tenant except to the extent Landlord has transferred said security deposit to Mortgagee or Master Lessor;

         (ii)          Mortgagee or Master Lessor shall be added as an additional insured on any insurance policy required to be obtained by Tenant and forward a certificate evidencing same to Mortgagee or Master Lessor;

         (iii)          The use of any condemnation or casualty insurance proceeds shall be subject to reasonable lender requirements, provided however that the funds shall be made available to Landlord for repair and restoration;

(iv) This Lease may not be amended without the prior written consent of Mortgagee or the Master Lessor;

         (v)           Tenant shall provide Mortgagee or Master Lessor with copies of all notices of default it sends to Landlord and shall permit Mortgagee or Master Lessor to cure any default by Landlord under this Lease;

         (vi)          In the event Mortgagee or Master Lessor or its successors or assigns succeeds to the rights of Landlord, Mortgagee or Master Lessor or its successors and assigns shall not be liable for any defaults of Landlord or obligations of Landlord which arose prior to Mortgagee or Master Lessor or its successor or assigns acquiring title to the Demised Premises, except to the extent such default shall be continuing;

         (vii)          In the event of any act or omission of Landlord that would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease, or to claim a partial or total eviction, Tenant shall not exercise such right until:

(a) it has given written notice of such act or omission to each Mortgagee and Master Lessor whose name and address shall previously have been furnished to Tenant; and

               (b)          a reasonable period for remedying such act or omission shall have elapsed following the giving of such notice and following the time when such Mortgagee or Master Lessor shall have obtained possession of the Demised Premises and become entitled under such Mortgage or Master Lease, as the case may be, to remedy the same (which reasonable period shall in no event be less than the period to which Landlord would be entitled under this Lease or otherwise, after similar notice, to effect such remedy). Nothing contained herein shall obligate such Master Lessor or Mortgagee to remedy such act or omission.

                    (F)            Upon Landlord’s written request, in order to aid Landlord in the sale, financing or refinancing the Demised Premises, Tenant shall promptly furnish Landlord with such financial statements reflecting the financial condition of Tenant as Tenant has prepared in the ordinary course of its business within thirty (30) days of request from Landlord. Landlord shall keep such information confidential and shall not release such information as to any prospective purchaser or lender unless it receives an agreement from the recipient agreeing to maintain the confidentiality of such information among itself and its advisors, except that no such confidentiality arrangement shall be required if the information Tenant provides is public information.

                    21.            Security of the Demised Premises: During the Term, Tenant shall be responsible for any and all security at the Demised Premises.

                    22.          Covenant Against Liens: Tenant shall not do any act or make any contract which may create or be the foundation for any lien or other encumbrance upon any interest of Landlord in any portion of the Demised Premises.. If, because of any act or omission (or alleged act or omission) of Tenant, any mechanic’s lien or other lien, charge or order for the payment of money shall be filed against Landlord or any portion of the Demised Premises (whether or not such lien, charge or order is valid or enforceable as such), Tenant shall, at its own cost and expense, cause same to be discharged of record or bonded within thirty (30) business days after notice to Tenant of the filing thereof; and the Tenant shall indemnify and save harmless the Landlord Indemnified Parties against and from all costs, liabilities, suits, penalties, claims and demands, including reasonable counsel fees resulting therefrom. If Tenant fails to comply with the foregoing provisions, Landlord shall have the option of discharging or bonding any such lien, charge or order and the Tenant agrees to reimburse Landlord (as Additional Rent) with interest at the Interest Rate payable promptly upon demand. All materialmen, contractors, artisans, mechanics, laborers and any other persons now or hereafter contracted with by Tenant for the furnishing of any labor, services, materials, supplies or equipment with respect to any portion of the Demised Premises at any time from the date hereof until the end of the demised term are hereby charged with notice that they must look exclusively to Tenant to obtain payment for same.

                    23.          Hazardous Materials: Except as otherwise permitted herein, Tenant and its subtenants, operators, franchisees, licensees, employees, agents or contractors shall not use, store, release, dispose of, suffer, permit, introduce or maintain in, on or about any portion of the Demised Premises any asbestos, polychlorinated biphenyls, petroleum products or any other materials, wastes or substances (collectively “Hazardous Materials”) which are defined, determined or identified as hazardous or toxic in any federal, state or local laws, rules or regulations (whether now existing or hereafter enacted or promulgated) or any judicial or administrative interpretation of any thereof, including, but not limited to, any judicial or administrative orders, decrees, letters or judgments (herein collectively called “Environmental Laws”).

                    Notwithstanding the foregoing, Tenant, its agents, employees, contractors, etc., may store and use Hazardous Materials in connection with the normal operation of its business and/or maintenance of the Demised Premises as long as Tenant: (i) provides to Landlord, upon request, a list of all hazardous materials used and stored in quantities that would need to be reported to any governmental agency pursuant to Environmental Laws; (ii) provides a written description of the means of storage and disposal of said Hazardous Materials; (iii) upon Landlord’s request, updates the list of chemicals and means of storage and disposal when changes occur; (iv) permits Landlord or its representatives to periodically inspect the storage and disposal facilities; and (v) complies with all applicable Environmental Laws and any other obligations of Tenant under this Lease.

                   Within two (2) business days of receipt, Tenant shall provide Landlord with (i) copies of all notices received by it, including, without limitation, any notices of violations, notices of responsibility or demand for action from any federal, state or local authority or official in connection with the presence of Hazardous Materials in or on the Demised Premises, and (ii) any information it receives regarding the release, storage, disposal or presence of Hazardous Materials at the Demised Premises in violation of the Environmental Laws. Tenant shall indemnify, defend with counsel reasonably acceptable to Landlord, protect and save the Landlord Indemnified Parties harmless against and from any and all claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses of any kind or of any nature whatsoever (including, without limitation, reasonable attorneys’ and experts’ fees and disbursements) which may at any time be imposed upon, incurred by or awarded against the Landlord Indemnified Partners arising from or out of (i) the violation or alleged violation of any Environmental Laws by Tenant, its subtenants, operators, franchisees, licensees, employees, agents, assigns or contractors and (ii) any Hazardous Materials introduced, released, disposed of or otherwise on, in, under or affecting all or any portion of the Demised Premises, which were the result, whether in whole or in part, of any act or omission of Tenant, its subtenants, operators, franchisees, licensees, employees, agents, assigns or contractors, including, without limitation, (A) the costs of removal of any and all Hazardous Materials from all or any portion of the Demised Premises, (B) additional costs required to take necessary precautions to protect against the release of Hazardous Materials on, in, under or affecting the Demised Premises, into the air, body of water, any other public domain or any surrounding areas, (C) the costs of monitoring any portion of the Demised Premises or any area lying outside of same in the event of fear of off-site contamination, and (D) any costs incurred to comply, in connection with all or any portion of the Demised Premises, with all applicable laws, orders, judgments and regulations with respect to Hazardous Materials.

                   Prior to the expiration of the Term and after the Effective Date or earlier occupancy of the Demised Premises, at any time that a release, leak, spill or discharge has occurred, or upon notification from any administrative or enforcement agency that a release, leak, spill or discharge of Hazardous Materials that requires investigation and remediation may have occurred at the Demised Premises, Tenant shall, at Tenant’s sole expense, retain an environmental consultant reasonably satisfactory to Landlord, to undertake and complete investigations at the Demised Premises sufficient to ascertain whether Tenant’s use of the Demised Premises has resulted in a release, leak, spill or discharge of Hazardous Materials at the Demised Premises. Any investigations performed pursuant to this Section “23” shall include, at a minimum, such tests on any cesspool or sewer drain as are necessary to determine that the cesspool or sewer drain is in operating condition and free of Hazardous Materials, and such soil and groundwater sampling as is necessary to determine the nature and extent of any such release, leak, spill or discharge that has occurred. Should the investigations performed reveal that as a result of Tenant’s use of the Demised Premises, Hazardous Materials have been released, spilled, leaked or discharged, Tenant shall, prior to Tenant vacating the Demised Premises, at Tenant’s sole expense and to the complete satisfaction of any administrative or enforcement agency with jurisdiction over the Demised Premises, perform such investigatory and remedial activities and at a minimum return the Demised Premises to the environmental condition it was in prior to Tenant’s occupancy. If Tenant fails to perform such investigatory and remedial activities, Tenant agrees to reimburse Landlord for the reasonable cost incurred by Landlord or its agents to undertake and complete those activities. Should the investigations performed reveal that the cesspool and sewer drain are not in operating condition and free of Hazardous Materials, Tenant shall repair same to the satisfaction of Landlord.

                   Tenant shall be responsible for all costs related to the investigation, removal, remediation and Landlord’s other responses, as the case may be, to any Hazardous Materials generated, stored or disposed of contrary to the provisions of this Lease which are revealed by the Enviromnental Update (as defined below) (or any inspection by Landlord prior to Tenant’s delivery of the Demised Premises to Landlord).

                   The provisions of this Section “23” shall survive the expiration or sooner termination of this Lease.

                    24.          Environmental Audits:

                   A.          Landlord Conducts Initial Audit. On or before the Commencement Date, Landlord shall, at its sole cost and expense, provide to Tenant a Phase 1 environmental assessment of the Land, together with such additional reports and testing (including Phase 2 environmental assessment) if necessary in Landlord’s sole discretion from an environmental consultant selected by Landlord (“Initial Environmental Audit”). Tenant acknowledges that any environmental information provided to it by or on behalf of Landlord under this Lease is confidential information of Landlord and any and all of the environmental assessments, studies, test results, reports, plans, records and documents regarding the Dernised Premises given to or in receipt of Tenant and/or its officers, employees, agents and contractors, shall be held in confidence and shall not be disclosed to any third party unless permitted by Landlord, in writing, which permission shall not be unreasonably withheld. Tenant shall not contact or communicate with any regulatory agency with regard to the Demised Premises without the express written permission of Landlord. However, if Tenant believes it is required to provide environmental information to a governmental agency or in connection with a pending litigation, for example in response to a subpoena or to comply with reporting requirements under Environmental Laws, Tenant shall inform Landlord of its intent to disclose the information and, prior to disclosure, provide Landlord with a reasonable time to try to prevent the disclosure, provided, however, Tenant shall not be required to delay disclosure of such information if such delay would pose any risk of liability to Tenant.

                   B.        Tenant Conducts Update. After Tenant has vacated the Premises in accordance with the terms and conditions of this Lease, no later than thirty (30) days after the expiration or sooner termination of this Lease, Tenant shall at its sole cost and expense, provide Landlord with a Phase 1 environmental assessment of the Demised Premises, together with such additional reports and testing (including a Phase 2 environmental assessment) if recommended by the report using the consultant who initially prepared the Initial Environmental Audit or, if that consultant is unavailable, another licensed environmental consultant reasonably acceptable to Landlord, to determine environmental status of the Premises as of the date of that Environmental Update (“Environmental Update”).

                    C.         Tenant shall permit Landlord and Landlord’s servants, employees and agents, including, but not limited to, legal counsel, environmental consultants and engineers, access to the Demised Premises upon reasonable prior written notice, except in an emergency then without notice, for purposes of performing environmental inspections and sampling, during regular business hours, or other hours either by agreement of the parties or if an emergency, at any time. If the inspections performed pursuant to this Section involve sampling and testing, Landlord shall use reasonable business efforts to avoid interfering with Tenant’s use of the Demised Premises.

                    D.        The provisions of this Section “24” shall survive the expiration or sooner termination of this Lease.

                    25.          Tenant’s Alterations:

                    A.          Nonstructural Alterations. From and after the completion of the Building Work, upon prior written notice to Landlord for any nonstructural alteration in excess of $50,000.00 (per instance or series of instances if a unified plan), and subject to the provisions of this Section “25.A”, and provided Tenant is not in default under the terms of this Lease beyond any applicable grace or cure period, Tenant may from time to time make such nonstructural alterations and additions to the Demised Premises as Tenant deems appropriate, in or to the interior of the Demised Premises, using reputable licensed contractors or mechanics. For any nonstructural alteration in excess of $50,000.00 (per instance or series of instances if a unified plan), Tenant shall submit in writing to Landlord a description of its intended plans for Landlord’s review and approval, which shall not be unreasonably withheld or delayed. Tenant shall reimburse Landlord for the reasonable fee charged by its architect, if any, in reviewing Tenant’s proposed plans. After Tenant’s plans have been approved by Landlord, Tenant shall make no material change in any of Tenant’s plans without the prior written consent of Landlord in each instance, which shall not be unreasonably withheld or delayed. Tenant shall, at its expense, before making any such nonstructural alterations and additions to the Demised Premises, obtain all permits, approvals and certificates required by any governmental or quasi-governmental bodies and (upon completion) certificates of final approval thereof, and shall deliver promptly duplicates of all such permits, approvals and certificates to Landlord. At no time shall Tenant make structural installations, alterations, or additions to the Demised Premises, except as provided in Section “25.B”, below. For purposes hereof, periodic redecorating, painting or recarpeting, which Tenant may do at its sole cost from time to time during the Term, shall not require notice to or consent of Landlord. Tenant and not Landlord shall be responsible for those nonstructural alterations and additions made by Tenant and any structural repairs the need for which shall result from such installations, alterations or additions. In no event shall Landlord’s approval of any proposed installations, alterations or additions to the Demised Premises constitute a representation by Landlord that such work complies with the requirements of any applicable law or regulation, including, without limitation, the requirements of the Americans with Disability Act. Any installations, alterations or additions made by Tenant shall be at Tenant’s sole cost and expense, shall be done in a good and workmanlike manner and in compliance with the requirements of Section “18”, above, and shall be compatible with the Building. Tenant shall not suffer or permit any mechanics’ or similar liens to be placed upon the Demised Premises for labor or materials furnished to Tenant or claimed to have been furnished to Tenant in connection with work of any character performed or claimed to have been performed at the direction of Tenant, and shall cause any such lien to be released of record forthwith without cost to Landlord. Any and all Tenant installations, alterations, and additions, in or to the Demised Premises, that are intended to become or do become part of the real estate or fixtures therein (other than trade fixtures that are readily removable without damage to the Demised Premises) including, but not limited to, equipment, appliances, and machinery, shall, upon the expiration of the Term, be fully paid for and free and clear of any and all chattel mortgages, conditional bills of sale security interests, or any liens or encumbrances of any kind or nature. At all times when any installation, alterations, or addition by Tenant is in progress, there shall be maintained, at Tenant’s cost and expense, insurance meeting the requirements of Section “11” below and any other form of insurance coverage reasonably required by Landlord and certificate of insurance evidencing such coverage shall be furnished to Landlord prior to the commencement of any such work. Any installations, alterations or additions made by Tenant to the Demised Premises, including, without limitation, all utility systems, fixtures, machinery, equipment, and appliances installed in connection therewith, other than personal property that can be removed without material damage, shall become the property of Landlord at the termination or expiration of this Lease (without any obligation by Landlord to pay compensation therefor to Tenant), unless Landlord elects, either at the time of Landlord’s approval of such work or upon the Expiration Date or earlier date of Lease termination to relinquish Landlord’s right thereto and to have them removed by Tenant, at Tenant’s expense. Tenant’s obligation to remove such nonstructural alterations shall survive the expiration or termination of this Lease if same is not completed by the Expiration Date or earlier date of Lease termination. Upon removal of any and all Tenant installations, alterations, and additions from the Demised Premises, or upon removal of other installations as may be required by Landlord, Tenant shall immediately, and at its expense, repair any damage to the Demised Premises or the Building due to such removal. All property or required to be removed by Tenant at the end of the Term shall removed from the Demised Premises by Tenant, at Tenant’s expense.

                    B.          Structural Alterations.

                   1.           Structural Alteration Restrictions. From and after the Commencement Date, and after completion of the Building Work by Landlord, Tenant shall not demolish, deconstruct, replace or materially alter the structural components of the Demised Premises, whether voluntarily or in connection with repairs required by this Lease (each a “Structural Alteration” and collectively, “Structural Alterations”), unless (provided Tenant is not in default under the terms of this Lease beyond any applicable grace or cure period) Tenant shall comply with the following requirements:

         a.          No Structural Alteration shall be undertaken until Tenant shall have (i) procured from all governmental authorities and paid for all permits, consents, certificates and approvals for the proposed Structural Alteration which are required to be obtained prior to the commencement of the proposed Structural Alteration (collectively, “Improvement Approvals”), and (ii) obtained Landlord’s approval to the proposed Structural Alterations, which approval is not to be unreasonably withheld, conditioned or delayed. The application for any such Improvement Approvals shall be made without cost, expense or liability (contingent or otherwise) to Landlord. To the extent necessary, Landlord shall cooperate with Tenant in such applications, so long as Landlord incurs no expense therefor. True copies of all such Improvement Approvals shall be delivered by Tenant to Landlord prior to commencement of the proposed Structural Alteration;

          b.          All Structural Alterations, when completed, shall be of such a character as not to reduce the value of the Improvements below its value immediately before construction of such Structural Alteration;

          c.          All Structural Alterations shall be made with reasonable diligence and continuity and in a good and workmanlike manner and in compliance with (i) all Improvement Approvals, (ii) the plans and specifications for such Structural Alteration as approved by Landlord, (iii) the orders, rules, regulations and requirements of any Board of Fire Underwriters or any similar body having jurisdiction, (iv) Section “18”, above, and (v) all other legal requirements;

d. The insurance requirements set forth below in Section “25.B.5”;

          e.          If a Structural Alteration materially affects or impacts any item of the Demised Premises which Landlord is to maintain under the terms of this Lease, then Landlord shall no longer be required to maintain such specific area affected by such alteration made by Tenant and the responsibility therefor shall automatically pass to Tenant. For example, if Tenant installs special HVAC equipment on the roof, then that section of the roof which Landlord previously maintained under Section “26” hereof shall be thereafter maintained by Tenant at Tenant’s sole cost and expense;

          f.          Any Structural Alteration made by Tenant to the Demised Premises, other than personal property and business equipment that can be removed without material damage to the Demised Premises, shall become the property of Landlord at the termination or expiration of this Lease (without any obligation by Landlord to pay compensation therefor to Tenant), unless Landlord elects at the time of Landlord’s approval of such work to relinquish Landlord’s right thereto and to have them removed by Tenant, in which event the same shall be removed from the Demised Premises by Tenant, at Tenant’s expense. Tenant’s obligation to remove the Structural Alteration herein shall survive the expiration or termination of this Lease if same is not completed by the Expiration Date or earlier date of Lease termination. Upon removal of any and all Tenant installations, alterations, and additions from the Demised Premises, or upon removal of other installations as may be required by Landlord, Tenant shall immediately, and at its expense, repair and restore the Demised Premises to the condition exiting prior to any such installations, and repair any damage to the Demised Premises or the Improvements due to such removal. All property permitted or required to be removed by Tenant at the end of the Term remaining in the Demised Premises after Tenant’s removal shall be deemed abandoned and may, at the election of Landlord, either be retained as Landlord’s property or removed from the Demised Premises by Landlord, at Tenant’s expense; and

          g.          For purposes of this Section “25.B”of the Lease, it shall be reasonable for Landlord to withhold its consent to any Tenant request for consent to Structural Alterations to be made at any time during the last two (2) years of the Term unless such alteration is required by law, in which case such Structural Alteration shall be made in accordance with the provisions of this Section “25.B”.

                    2.          Landlord’s Approval Requirement. With respect to any Structural Alteration, Tenant shall furnish to Landlord the following: (i) at least ten (10) business days prior to commencement of the proposed Structural Alteration, complete plans and specifications for the Structural Alteration, prepared by a licensed professional engineer or a registered architect reasonably acceptable to Landlord, which approval shall not be unreasonably withheld; (ii) at least ten (10) business days prior to commencement of the proposed Structural Alteration, a contract or construction management agreement reasonably satisfactory to Landlord in form assignable to Landlord (subject to any prior assignment to any Mortgagee or Master Lessor), made with a reputable and responsible contractor or construction manager approved by Landlord, which approval shall not be unreasonably withheld, providing for the completion of the Structural Alteration in accordance with the schedule included in the plans and specifications, free and clear of all liens, encumbrances, security agreements, interests and financing statements; and (iii) at least five (5) business days prior to commencement of the proposed Structural Alteration, an assignment to Landlord (subject to any prior assignment to any Mortgagee or Master Lessor, and subject to Landlord’s consent, not to be unreasonably withheld) of the contract so furnished and the bonds or other security provided thereunder, such assignment to be duty executed and acknowledged by Tenant and by its terms to be effective only upon any termination of this Lease or upon Landlord’s re-entry upon the Demised Premises or following any Tenant Event of Default (as hereinafter defined) prior to the complete performance of such contract, such assignment also to include the benefit of all payments made on account of such contract, including payments made prior to the effective date of such assignment. Tenant shall pay Landlord’s reasonable out-of-pocket expenses in reviewing Tenant’s request for permission to make a Structural Alteration, including, without limitation, any fees of Landlord’s professionals, such as Landlord’s architect.

                    Landlord shall notify Tenant of Landlord’s determination with respect to any request for approval required under this Section “25.B” within ten (10) business days of the complete package from Tenant detailing the proposed Structural Alteration as outlined above. Any disapproval shall specify Landlord’s reasons for such disapproval. Landlord’s failure to so notify Tenant within said time period shall be deemed to constitute the approval of the proposed Structural Alteration by Landlord. Tenant shall not commence any Structural Alteration until Landlord shall have given, or shall be deemed to have given, the approval required under this Section “25.B”.

                    3.          Obligations Upon Completion of Structural Alterations. All Structural Alterations shall be carried out under the supervision of a licensed architect selected by Tenant and reasonably approved by Landlord as aforesaid. Upon completion of any Structural Alteration or planned series of Structural Alterations, Tenant shall furnish to Landlord upon Landlord’s request a complete set of “as built” plans for such Structural Alteration, together with a Certificate of Occupancy (which is not temporary but permanent) or Certificate of Completion therefor, as the case may be, issued by the Town of Babylon or Town of Huntington, as the case may be, to the extent a modification thereof was required.

                    4.          Drawings. All of Tenant’s right, title and interest in all plans and drawings required to be furnished by Tenant to Landlord under this Lease, including, without limitation, schematics, design development plans and the construction documents, and in any and all other plans, drawings, specifications or models prepared in connection with construction at the Demised Premises or Structural Alteration, shall become the sole and absolute property of Landlord upon the expiration or sooner termination of this Lease, except for those items proprietary to Tenant’s business. Tenant shall deliver all such documents in Tenant’s possession or reasonably available to Tenant to Landlord promptly upon the Expiration Date or any earlier termination of this Lease. Tenant’s obligation under this Section “25.B.4” shall survive the Expiration Date or earlier termination of this Lease.

                   5.          Alterations Insurance Requirements. Prior to the commencement of construction of any Structural Alteration, Tenant shall provide, or cause to be provided, and thereafter shall keep or cause to be kept in full force and effect, or cause to be kept in full force and effect with respect to the Demised Premises, until completion of such Structural Alteration, the following: (i) all policies of insurance required to be maintained by Tenant under Section “11” of this Lease; (ii) general liability insurance, naming contractor or construction manager as named insured and, as additional insureds, Tenant, Landlord and each Mortgagee or Master Lessor under a standard mortgagee clause, such insurance to insure against liability for bodily injury and death and for property damage in such amount as may from time to time be reasonably required by Landlord (which shall be not less than Five Million ($5,000,000.00) Dollars, such insurance to include operations-premises liability, contractor’s protective liability on the operations of all subcontractors, completed operations (to be kept in force for not less than three (3) years after completion of the Structural Alteration), broad form contractual liability (designating the indemnity provisions of this Lease), a broad form comprehensive general liability endorsement providing blanket automatic contractual coverage including bodily injury to employees or others assumed by the insured under contract and, if the contractor is undertaking foundation, excavation or demolition work, an endorsement that such operations are covered and that the “XCU Exclusions” have been deleted; (iii) automobile liability insurance for all owned, non-owned, leased, rented and/or hired vehicles insuring against liability for bodily injury and death and for property damage in an amount not less than Five Million ($5,000,000.00) Dollars combined single limit, with such coverage to be listed in the underlying schedule of any umbrella or following form excess policy for a total limit of Five Million ($5,000,000.00) Dollars, such insurance to name Tenant as named insured and, as additional insureds, Landlord, any general contractor or construction manager engaged by Tenant and each Mortgagee or Master Lessor under a standard mortgagee clause workers’ compensation insurance providing statutory New York State benefits for all persons employed in connection with the construction at the Demised Premises and employer’s liability insurance in an amount not less than that required by New York State law, with coverage to be listed in the underlying schedule of any umbrella or following form excess policy; and all-risk builder’s risk insurance written on a one hundred percent (100%) of completed value (non-reporting) basis with limits reasonably acceptable to Landlord, naming, to the extent of their respective insurable interests in the Demised Premises, Tenant as named insured, and, as additional insureds, Landlord, Mortgagee or Master Lessor, as the case may be, any contractor or construction manager engaged by Tenant and each Mortgagee under a standard mortgagee clause. In addition, such insurance (A) shall contain an acknowledgment by the insurance company that its rights of subrogation have been waived with respect to all of the insureds named in the policy and an endorsement stating that “permission is granted to complete and occupy,” (B) if any storage location situated off the Demised Premises is used, shall include coverage for the full insurable value, all materials and equipment on or about any such storage location intended for use with respect to the Demised Premises, and (C) if materials, equipment, machinery or supplies to be used in connection with construction are shipped to the job site from places in the contiguous United States, the District of Columbia or Canada, the all-risk builders risk insurance will provide transit coverage. No construction shall be commenced until Tenant shall have delivered to Landlord the original policies of insurance or duplicate originals or certificates thereof together with copies of such insurance policies, as required by this Section “25.B.5”

                    To the extent that the insurance coverages required pursuant to this Section “25.B.5” duplicate those required by Section “11” hereof, Tenant shall not be required to maintain such coverages in duplicate, but in each instance the more extensive coverage shall be maintained.

                     26.          Repairs/Maintenance: Tenant shall, at its sole cost and expense, and in a manner reasonably satisfactory to the Landlord, repair, put, replace and maintain the Demised Premises, the Improvements, and all its equipment, fixtures, motors, appurtenances, installations and improvements, and every part thereof, in good repair, good working order and good condition and which shall be deemed to include, but not exclusively, any and all maintenance, repairs and replacements of any kind or nature required to be made to the Demised Premises and the Improvements, of every nature and description, inside and outside, ordinary or extraordinary, structural or non-structural, whether or not required by statute or governmental regulations heretofore or hereafter enacted or imposed, and to the heating, electrical, plumbing, sanitary, drains, ventilating and air conditioning systems, fixtures and equipment. The term repairs shall include, but not be limited to, replacements and renewals when necessary to maintain the Improvements in good condition and repair and in compliance with all laws and regulations, and to do so in a diligent manner so as not to deny or neglect repair and maintenance which result in abnormal wear and tear or the need for premature replacement of any component of the Improvements. A copy of any repair, maintenance or replacement quote, estimate or invoice in excess of $25,000.00, whether constituting a single event or a series of events in the aggregate, shall be promptly provided to Landlord by Tenant within ten (10) days of the issuance of such quote, estimate or invoice. Notwithstanding the foregoing, Landlord shall, throughout the Term, subject to Section “25.B” above, and subject to the other terms of this Lease, maintain at its cost and expense, the roof structure, the roof membrane, and the exterior structure of the Building, it being understood that the liability to Landlord for the repair of said structural repairs is limited to such repair as did not result from the acts, omission or default on the part of Tenant, its agents, or employees or any third-party conducting business with Tenant.

                    Tenant shall maintain and repair at its sole cost, the Demised Premises and all improvements thereon, including all parking areas, driveways, drainage systems, curbs, paving, sidewalks and landscaping. Tenant shall put, keep and maintain all sidewalks on or abutting the Demised Premises, free of dirt, debris, snow, ice and other materials.

                    Except as provided in this Lease, Landlord shall not be responsible to keep or maintain any portion of the Demised Premises, it being the intention of the parties that Tenant shall have full and complete responsibility for maintenance and repair of the Demised Premises.

                    In the event there is any roof leak or structural repair that is the obligation of the Landlord to make, the Landlord’s liability is limited to the making of said repair only and in no event shall the Landlord be responsible for the consequential damages, direct or indirect. Landlord agrees to correct these conditions in a timely manner.

                    Tenant shall not be allowed to pierce the roof or walls by the installation of any equipment without the prior written consent of the Landlord which shall not be unreasonably withheld and the Landlord shall not be responsible for any leak resulting from said piercing of the roof or walls.

                    Tenant hereby agrees that Landlord shall not be liable for injury to Tenant’s business or loss of income therefrom or for damage to the goods, wares, merchandise or other property of Tenant, its employees, agents, invitees, customers or any other person in or about the Demised Premises nor shall Landlord be liable for injury to the person of Tenant, its employees, agents, contractors, or invitees, where such damage or injury is caused by or results from fire, explosion, steam, electricity, gas, water, snow or rain, except due to the negligence or wrongful acts of Landlord or its agents, contractors or employees.

                    Tenant shall not be obligated to replace or repair any major systems component of the Improvements during the last two (2) years of the Term, unless same is necessitated by Tenant’s failure to comply with the terms of this Lease, in particular, this Section “26”. If Tenant has so failed to comply, then Tenant, at its sole cost and expense, shall effectuate such replacement or repair, regardless of when in the Term such requirement develops.

                    During the last five (5) years of the Term, if an HVAC compressor or condenser which covers the office area of the Improvements requires replacement, assuming Tenant has conducted periodic maintenance as required from time to time under the terms of this Lease, Landlord and Tenant shall equally share the cost of replacement. The foregoing cost sharing commitment by Landlord shall not apply to any system used in other areas, such as the lab or kit assembly areas.

                     27.          Security Deposit:

                    A.          Upon execution of this Lease, Tenant has deposited with a third party mutually acceptable to the parties the sum of One Million Twelve Thousand Eight Hundred Seventy Five and 00/100 ($1,012,875.00) Dollars (“Security Deposit”) as security for the faithful performance and observance by Tenant of the terms, provisions and conditions of this Lease. Such third party will temporarily hold the Security Deposit until the Commencement Date, at which time it is agreed by the parties that the Security Deposit will be released, without further notice to the parties, by such third party to Landlord, and thereupon, Landlord will hold same in accordance with this Section “27.” The initial deposit of the security equals an aggregate of six (6) months Fixed Annual Rent. Tenant agrees that on the fifth, tenth and fifteenth anniversary of the Commencement Date, the amount of security shall increase so that the amount of the Security Deposit is the equivalent of the aggregate of six (6) months of the then applicable Fixed Annual Rent. The Security Deposit shall be held in an interest-bearing account with interest accruing in favor of Tenant, and in accordance with the applicable provisions of the New York General Obligations Law. Landlord shall direct the institution holding the Security Deposit to pay Tenant annually the interest accrued thereon. It is acknowledged and agreed to by the parties that the act of the third party holding the Security Deposit as set forth above does not in any way diminish or limit Landlord’s rights under this Lease to all or any portion of the Security Deposit in the event of the occurrence of any circumstance giving rise to Landlord’s right to apply the Security Deposit in accordance with this Lease.

                    It is agreed that in the event Tenant defaults in respect of any of the terms and conditions of this Lease, and Tenant fails to cure such default within the applicable grace period after notice, Landlord may use, apply or retain the whole or any part of the Security Deposit to the extent required for the payment of any rent or any other sum as to which Tenant is in default or for any sum which Landlord may expend or may be required to expend by reason of Tenant’s default in respect of any of the terms, covenants and conditions of this Lease. If Landlord applies or retains any portion or all of the Security Deposit, Tenant shall, within ten (10) business days after demand from Landlord, restore the amount so applied so that at all times the Security Deposit shall remain the same.

                    Upon the expiration of this Lease and surrender of the Demised Premises to Landlord in accordance with the terms of this Lease, the Security Deposit shall be returned to Tenant after the date fixed as the end of the Lease and after delivery of entire possession of the Demised Premises to Landlord, and after completion and satisfactory review by Landlord of the Environmental Update (less any amounts needed to cure any then existing Tenant defaults). In the event of a sale of the Land or leasing of the Land of which the Demised Premises form a part, Landlord will transfer the Security Deposit to the vendee or ground lessee and Landlord shall thereupon be released by Tenant from all liability for the return of such security and Tenant agrees to look to the new Landlord or ground lessee solely for the return of the Security Deposit. The foregoing provisions shall apply to every transfer or assignment made of the Security Deposit to a new Landlord or ground lessee.

                    Tenant covenants that it will not assign or encumber or attempt to assign or encumber the Security Deposit and that neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

                     B.          Tenant’s Option to Post a Letter of Credit:

                    (a)          In lieu of cash, at Tenant’s option, upon thirty (30) days written notice to Landlord, Tenant may deliver to Landlord, an Irrevocable Standby Letter of Credit (“Letter of Credit”) which shall be (1) in the form attached hereto as Exhibit “F”, (2) issued by a bank reasonably acceptable to Landlord upon which presentment may be made in New York City or Suffolk County, New York, (3) in an amount equal to the Security Deposit, and (4) for a term of one (1) year, subject to extension in accordance with the terms of the Letter of Credit. Tenant shall, on or before the date thirty (30) days prior to the expiration of the term of such Letter of Credit, deliver to Landlord a new Letter of Credit satisfying the foregoing conditions (“Substitute Letter of Credit”) in lieu of the Letter of Credit then being held by Landlord, or an amendment to the Letter of Credit extending the term thereof. If the issuer of such Letter of Credit gives notice of its election not to renew such Letter of Credit for any additional period pursuant to the last grammatical paragraph thereof or otherwise, Tenant shall be required to deliver a Substitute Letter of Credit satisfying the conditions hereof, on or before the date thirty (30) days prior to the expiration of the term of such Letter of Credit. Tenant agrees to maintain such Letter of Credit or Substitute Letter of Credit in accordance with the requirements of this Section “27” throughout the Term. Upon delivery of the Letter of Credit pursuant to this Section “27”, Landlord shall contemporaneously return to Tenant the cash security previously held.

                    (b)          In the event that a Tenant Event of Default shall have occurred and is continuing beyond any applicable grace, notice or cure period, then Landlord shall have the right, without giving any further notice to Tenant, (a) to draw down upon said Letter(s) of Credit (Substitute Letter of Credit or Additional Letter(s) of Credit, as defined below, as the case may be) in the amount necessary to cure such Tenant Event of Default, or (b) if such Tenant Event of Default cannot reasonably be cured by the expenditure of money, to exercise all rights and remedies Landlord may have on account of such default and to reimburse itself out of the Letter of Credit (Substitute Letter of Credit or Additional Letter(s) of Credit, as the case may be), for all reasonable amounts expended by Landlord in the exercise of such rights and remedies and any other amounts or sums payable by Tenant to Landlord on account thereof. In the event of any such draw by Landlord, Tenant shall, within fifteen (15) business days of written demand therefor, deliver to Landlord an additional Letter of Credit in the form required by Section “27.B(a)” hereof (“Additional Letter of Credit”), except that the amount of such Additional Letter of Credit shall be the amount of such draw. In addition, in the event of a termination of this Lease by Landlord as a result of Tenant Event of Default or a rejection of this Lease pursuant to the provisions of the Federal Bankruptcy Code, Landlord shall have the right to draw upon the Letter of Credit and/or any Substitute Letter of Credit or Additional Letter(s) of Credit (from time to time, if necessary) to cover the full amount of damages and other amounts due from Tenant to Landlord under this Lease without reference, if the same is applicable, to any limitation on such damages and amounts that might otherwise be imposed by the Bankruptcy Code.

                    (c)          In the event that Tenant fails timely to deliver to Landlord a Substitute Letter of Credit or Additional Letter of Credit as required in this Section “27.B”, then Landlord shall have the right, at any time after five (5) days written notice from Landlord to Tenant, which Landlord may give to Tenant at least fifteen (15) days before the scheduled date of expiration of the Substitute Letter of Credit or Additional Letter of Credit, without giving any further notice to Tenant, to draw upon the Letter of Credit (or Substitute Letter of Credit and/or Additional Letter(s) of Credit) and to hold the proceeds thereof (“Security Proceeds”) in a segregated bank account in the name of the Landlord as security for Tenant’s obligations under the Lease in accordance with the provisions of this Section “27”. Notwithstanding anything to the contrary contained herein, Landlord’s failure to provide Tenant with notice in accordance with this Section “27.B(c)” shall not obviate Tenant from its responsibilities to maintain the Security Deposit at all times during the Term, nor shall it prevent Landlord from drawing on the Letter of Credit (or Substitute Letter of Credit and/or Additional Letter(s) of Credit), it being understood that it is Tenant’s sole and absolute responsibility to maintain the Security Deposit at all times during the Term.

                    (d)          To the extent that Landlord has not previously drawn upon any Letter of Credit, Substitute Letter of Credit, Additional Letter of Credit or Security Proceeds (collectively “Collateral”) held by Landlord, and to the extent that no Tenant Event of Default has occurred and is continuing as of the termination of the Term, Landlord shall return such Collateral to Tenant.

                    28.          Use: Tenant shall have the right to use and occupy the Demised Premises for medical laboratories, including medical testing, and ancillary office, warehouse and distribution use and related activities and for any other lawful purpose, at all times being in compliance with applicable laws, including, without limitation, applicable zoning and land use laws, codes, regulations, directives and orders. Tenant shall not at any time use or occupy, or suffer or permit any person to use or occupy the Demised Premises, or do or permit anything to be done in the Demised Premises, in violation of the Certificate of Occupancy for Tenant’s permitted use. Landlord shall have no liability or obligation whatsoever if the use set forth in this Lease is not complied with and Tenant assumes all risks in such eventuality. Tenant agrees to indemnify and hold Landlord harmless, to the fullest extent permitted by law, from and against all suits, actions, legal or administrative proceedings, claims, liabilities, fines, penalties, losses, injuries, damages, expenses or costs, including reasonable attorneys’ fees, arising from any violation of Tenant’s obligations set forth in the preceding sentence. Tenant shall not knowingly suffer or permit the Demised Premises or any portion thereof to be used by the public in such manner as might reasonably tend to impair title to the Demised Premises or any portion thereof, or in such manner as might reasonably make possible a claim or claims of adverse usage or adverse possession by the public, as such, or of implied dedication of the Demised Premises or any portion thereof.

                    29.          Signs: Tenant shall have the right to install and maintain at its own expense, signs provided the Tenant shall (i) comply with all of the laws, orders, rules and regulations of the governmental authorities having jurisdiction over the Demised Premises, including, but not limited to, zoning laws, building codes and as required by insurance underwriters and (ii) obtain Landlord’s prior written consent which shall not be unreasonably withheld or delayed. The criteria for Landlord’s consent shall be limited to the potential impact on the Building due to the attachment or installation of a sign. Tenant shall obtain and pay for all permits required therefor. Tenant expressly agrees that no sign shall be installed until all approvals and permits are first obtained and copies thereof delivered to the Landlord with evidence of payment of any fees pertaining thereto. Tenant agrees to pay all annual renewal fees, if any, pertaining to Tenant’s signs.

                    30.          Force Majeure: Neither Landlord nor Tenant shall have any liability whatsoever to the other on account of the inability to timely fulfill any of its obligations under this Lease by reason of any strike, lockout or other labor trouble; inability to obtain labor, materials, coal, oil, or other suitable fuel or reasonable substitutes therefor or the failure of the supply of any thereof; acts of God, fire or other casualty; governmental preemption of priorities or other controls in connection with a public emergency; governmental restrictions or requirements of laws; enemy, terrorist or hostile governmental action; civil commotion; or any other cause, whether similar or dissimilar to the above, beyond the non-performing party’s reasonable control (the foregoing events are collectively referred to as “Force Majeure”). If this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by any of the events of Force Majeure. Notwithstanding anything to the contrary contained herein, under no circumstances shall Tenant be entitled to claim or benefit from this Force Majeure provision in relation to fulfilment of any monetary obligation under this Lease, including, without limitation, payment of rent, additional rent or other charges coming due under this Lease.

                     31.          Casualty Loss:

                    (a)          If during the Term fifty percent (50%) or more of the Improvements is destroyed or rendered untenantable by fire or other casualties exclusive of Tenant’s improvements not insured under Landlord’s insurance policy, Tenant shall promptly notify Landlord of same within twenty-four (24) hours of such event. Landlord shall assess the condition of the Demised Premises and the availability of insurance proceeds necessary to rebuild the Demised Premises (exclusive of Tenant’s improvements not insured under Landlord’s insurance policies). As promptly as possible given delays beyond Landlord’s control, such as delays caused by the insurers, Landlord shall notify Tenant in writing of the anticipated time necessary to rebuild the Demised Premises, together with its plans of construction. Tenant shall have thirty (30) days from Landlord’s notice to determine whether to (i) remain under lease for the Demised Premises, in which case Landlord shall rebuild the Demised Premises in accordance with its plans, as soon as reasonably practicable, taking into account delay in receiving insurance proceeds, or (ii) terminate this Lease thereupon the Term shall terminate on such date which is thirty (30) days after the date of such notice, and all rent and other payments, including, but not limited to, insurance premiums, Taxes and assessments shall be. apportioned to the date of such termination. If Tenant elects to terminate this Lease as aforesaid, then all insurance proceeds available on account of such damage to the Building shall be the sole property of Landlord and Tenant shall have no claim whatsoever with regard thereto. Tenant shall retain proceeds, if any, relating to damage of Tenant’s personal property. If Tenant fails to make such election, it shall be deemed that Tenant has elected “(i)” hereof. If Tenant has elected “(i)” hereof, then, during the time of re-construction of the Demised Premises, the rent herein reserved and other charges including, but not limited to, Taxes and insurance premiums, if any, payable hereunder, or a just and proportionate part thereof, according to the nature and extent that the Demised Premises shall have been rendered unfit for use and occupation, shall be suspended or abated until the Demised Premises shall have been put in substantially the same condition in which they were immediately prior to such destruction or damage.

                    (b)          Notwithstanding the foregoing, if an event of casualty occurs within the last two (2) lease years of the Term which would otherwise be covered by subsection “(a)” above, then either Landlord or Tenant, upon sixty (60) days written notice to the other from the date Tenant notifies Landlord in writing of the event of casualty, may elect to terminate this Lease, and all rent and other payments, including, but not limited to, insurance premiums, Taxes and assessments shall be apportioned to the date of such termination. In the case of an event of casualty falling under this Section “31(b)”, Landlord will have no obligation to restore any part of the Demised Premises so damaged.

                    (c)          If less than fifty percent (50%) of the Improvements is destroyed or rendered untenantable by fire or other casualties exclusive of Tenant’s improvements not insured under Landlord’s insurance policies, then this Lease will continue in full force and effect, and Landlord shall proceed with reasonable diligence, as soon as reasonably practicable, taking into account delay in receiving insurance proceeds, to repair and restore the Improvements, excluding Tenant’s improvements not covered by Landlord’s insurance, to substantially the same condition in which they were immediately prior to such damage or destruction, and the rent herein reserved and other charges including, but not limited to, Taxes and insurance premiums, if any, payable hereunder, or a just and proportionate part thereof, according to the nature and extent that the Demised Premises shall have been rendered unfit for use and occupation, shall be suspended or abated until the Demised Premises shall have been put in substantially the same condition in which they were immediately prior to such destruction or damage. Notwithstanding the foregoing, Landlord shall have no obligation to restore the Demised Premises in the event of casualty under this Section “31(c)” during the last two (2) years of the Term.

                    (d)          In determining what constitutes reasonable diligence within the meaning of this Section “31”, consideration shall be given to delays caused by strike, adjustment of insurance and other causes beyond the Landlord’s control.

                   (e)          If any dispute arises between the parties as to the extent of the damage referred to in subsection “(a)” or (c)” hereof, or if there is a dispute as to what constitutes a just and proportionate part of the rent as referred to in subsection “(c)” hereof, and the parties are unable to agree thereon, a determination shall be made by the disinterested appraiser agreed upon by the parties. Such appraiser shall be one regularly engaged in the business of making such appraisals of fire damage to industrial and commercial buildings. If the parties are unable to agree upon the selection of one such appraiser, each party shall appoint its own appraiser, who in turn shall appoint determination of the majority shall be accepted by the parties as binding. Such appraisers shall be appointed within twenty (20) days of the occurrence of the fire or other casualty.

                    (f)          This Section “31” constitutes an express agreement governing damage or destruction of the Demised Premises or the Improvements by fire or other casualty, and neither Section 227 of the Real Property Law of the State of New York which provides for such contingency in the absence of an express agreement, nor any other laws of similar import now or hereafter in effect, shall have any application in any such case.

                    32.          Condemnation:

                   (a)          If all of the Demised Premises are taken by condemnation, sale in lieu of condemnation, or in any other manner for any public or quasi-public use or purpose (“Eminent Domain”) such that Tenant is materially prohibited from conducting its business operations in the Demised Premises, this Lease and the Term and estate hereby granted shall terminate as of the date of vesting of title on such taking or the date that the condemning or purchasing authority takes possession, whichever is earlier, and the rents shall be prorated and adjusted as of such date.

                   (b)          If part of the Demised Premises is taken by Eminent Domain, this Lease shall be unaffected by such taking, except that (a) the rent shall be reduced by an amount equal to the rent attributable to the portion of the Demised Premises taken, and (b) Landlord shall repair or restore the remaining portions of the Demised Premises, with reasonable dispatch after collection of the award attributable to the taking by Eminent Domain; provided, however, that Landlord shall not be required to (i) make such repair or restoration if the event of Eminent Domain occurs within the last eighteen (18) months of the Term, or (ii) expend on such repair or restoration amounts in excess of the total awards (net of the costs of collection) collected by it on account of the taking. Notwithstanding the foregoing, if the portion of the Demised Premises taken by Eminent Domain materially and adversely affects Tenant’s ability to conduct its business in the Premises in Landlord’s reasonable judgement, then Tenant shall have the right to terminate this Lease by giving Landlord notice thereof within thirty (30) days after the date of vesting of title on such taking.

                   (c)          Landlord shall be entitled to receive the entire award or payment in connection with any taking of the Demised Premises or any part thereof without deduction for any estate vested in Tenant by this Lease, except that Tenant shall be entitled to share in any award made to Landlord to the extent of the value of the trade fixtures, machinery and equipment installed by and at the expense of Tenant, or by any moving expenses therefor, but only if Tenant’s claim does not adversely affect or result in any reduction of Landlord’s award or interfere with the prosecution of a claim for the taking by Landlord.

                   (d)          In determining what constitutes reasonable dispatch within the meaning of this Section “32”, consideration shall be given to delays caused by strike, adjustment of insurance and other causes beyond the Landlord’s control.

                     33.          Recording of Lease: Expressly to enable Tenant to procure leasehold title insurance, Tenant may, at its sole cost and expense, record a Memorandum of this Lease, provided it simultaneously execute a Termination of Memorandum of Lease in recordable form together with any ancillary documents as may be requested by the recording officer which will be held by Landlord to be recorded upon the expiration or earlier termination of the Term in accordance with the terms of this Lease. Landlord shall give Tenant seven (7) days written notice prior to the recording of the Termination of Memorandum of Lease, except in the case of a recording in connection with any court ordered termination of this Lease or upon the Expiration Date, in which case Landlord may record the Termination of Memorandum of Lease without any notice whatsoever to Tenant. For purposes hereof, in the event of any permitted assignment of this Lease, it shall be a condition to the effectiveness of such assignment that the assignee submit to Landlord a written Termination of Memorandum of Lease in recordable form in the same form as that originally executed by Tenant, together with any ancillary documents as may be requested by the recording officer. Failure to submit such Termination of Memorandum of Lease together with any ancillary documents as may be requested by the recording officer by such permitted assignee shall constitute a material breach of this Lease and an illegal and improper assignment thereof. The parties agree that the Memorandum of Lease shall specifically not identify the rental amounts to be paid by Tenant under this Lease.

                     34.          Assignment/Subletting:

                    (a)          Notwithstanding any other provision of this Lease, except as set forth in this Section “34”, Tenant shall not assign, mortgage, pledge or otherwise assign this Lease, in whole or in part, or sublet all or any part of the Demised Premises or suffer or permit the Demised Premises or any part thereof to be used or occupied by others, whether voluntarily or not, without the prior written consent of Landlord in each instance. Nothing in this Lease shall be deemed to permit Tenant to collaterally assign, collaterally sublet or hypothecate its interest in this Lease. Tenant may, from time to time, perfect fixture financing of its personal property contained in the Lease provided under no circumstances shall any filing be indexed or recorded against the Land, Improvements or the Demised Premises. If such indexing or recording occurs, Tenant shall forthwith with all diligence act to have same removed from the real property index or record, and Tenant shall indemnify, defend and hold Landlord Indemnified Parties harmless on account thereof, including, but not limited to, reasonable counsel fees and disbursements.

                    (b)          From time to time, at the request of Landlord, any permitted assignee or subtenant will furnish information reasonably requested by Landlord with regard to the beneficial and record owners of the capital stock (or equity interest, as the case may be) of such permitted assignee or subtenant. The foregoing sentence does not apply to Tenant.

                    (c)          Any request submitted to Landlord for consent to an assignment or subletting shall be accompanied by Tenant’s agreement to pay Landlord’s reasonable attorney’s fees for reviewing the proposed assignment or sublease and the cost of the credit check which sums shall constitute Additional Rent and by a check for $500 which constitutes a nonrefundable deposit toward such costs. Landlord shall have no obligation to consider any request to sublet or assign if Tenant shall be in default beyond any applicable notice or cure period under the terms and conditions of this Lease.

                    (d)          Landlord shall not unreasonably withhold, condition or delay its consent to a proposed assignment or subletting, however, Landlord shall consider the following and any further or any other factors which Landlord deems relevant in determining whether or not to consent to any assignment or subletting:

(i)
The financial ability of the proposed assignee or subtenant as may be reflected, in part, by financial statements submitted to Landlord and by a credit check which shall be conducted by Landlord against the proposed assignee or subtenant and the individual principals thereof,

(ii)	The past experience of the proposed assignee or subtenant and/or the principals thereof in the operation of a business similar to the business which they wish to conduct at the Demised Premises; and

(iii)	Whether any such assignment or sublet imposes any additional material obligations on Landlord.

                    (e)          Provided Landlord consents to a subletting or assignment an original draft of the fully executed sublease or assignment shall be sent to Landlord at least ten (10) business days prior to the effective date thereof, which sublease or assignment shall contain an acknowledgment by the subtenant or assignee to the effect that it has received a copy of this Lease and agrees to comply with and perform all of the obligations of the Tenant thereunder to the extent applicable.

                    (f)          Following a permitted assignment of this Lease, the assignee shall be deemed to be the Tenant hereunder. However, it is understood that no assignment or sublease, whether consented to by Landlord or not shall operate to relieve Tenant of “tenant” obligations under this Lease.

                    (g)          If this Lease be assigned, or if the Demised Premises or any part thereof be sublet or occupied by anybody other than Tenant without Landlord’s consent, Landlord may, regardless of the occurrence of a default by Tenant, collect rent from the assignee, subtenant or occupant, and apply the net amount collected to the rent herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of this Section, or the acceptance of the assignee, subtenant or occupant as Tenant, or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained. Such occurrence shall also be deemed a Tenant Event of Default if Tenant has not cured such breach after seven (7) days notice from Landlord.

                    (h)          The consent by Landlord to an assignment or underletting shall not in any way be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or subletting requiring such consent, or relieve Tenant from its primary liability to Landlord on account of this Lease.

                     (i)          The provisions of this Section “34” concerning assignment and subletting shall apply to any assignee, subtenant or anyone holding the Demised Premises through the Tenant and must be complied with for each and every assignment and/or subletting of all or any portion of the Demised Premises.

                    (j)          The prohibitions against assigning or subletting shall be construed to include a prohibition against any assignment or subletting by operation of law, merger, consolidation, reorganization, acquisition, transfer or other change of Tenant’s (or any permitted assignee’s or sublessee’s) corporate or proprietary structure, including a change in the partners of any partnership, and the sale, pledge, or other transfer of any of the issued or outstanding capital stock of any corporate tenant or permitted assignee or sublessee (unless such stock is publicly traded on a recognized security exchange or over the counter market), other than the following scenarios, in which case, assignment of this Lease or a sublet of all or any portion of the Demised Premises will be permitted, to wit: (i) an assignment of Tenant’s interest in this Lease and/or to a sublet of all or any portion of the Demised Premises to an Affiliate of Tenant; (ii) a sale of the entire or substantially the entire business of Tenant or its Affiliate conducted at the Demised Premises or a sale of all or substantially all of Tenant’s or its Affiliate’s assets; or (iii) in conjunction with any merger, acquisition or consolidation involving Tenant or its Affiliate (so long as Tenant’s or its Affiliate’s stock is publicly traded on a recognized security exchange or over the counter market); provided, however, in subsections “(i)-(iii)”, above, (x) Tenant is not in default under the terms of this Lease beyond any applicable grace or cure period, (y) promptly after the effective date of any such assignment or sublet, a fully executed and acknowledged assignment or sublet agreement, in proper form, is delivered to Landlord, which assignment shall contain an assumption agreement by assignee in favor of Landlord for the terms and provisions of this Lease, and (z) Tenant shall remain liable for all “Tenant” obligations under this Lease. For purposes hereof, “Affiliate” shall mean a corporation which is controlling, controlled by, or under common control with Tenant. As used herein, “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities or rights, by contract or otherwise.

                    (k)           Each sublease shall provide that it is subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and that, in the event of termination, reentry or dispossession by Landlord under this Lease, Landlord may, at its option, take over all the rights, title and interest of Tenant, as sublessor under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, and such subtenant shall promptly execute and deliver any instrument Landlord may reasonably request to evidence such attornment except that Landlord shall not (a) be liable for any previous act or omission of Tenant under such sublease, (b) be subject to any offset, not expressly provided in such sublease, which theretofore accrued, to such subtenant against Tenant, or (c) be bound by any previous modification of such sublease or by any previous prepayment of more than one month’s rent.

                    (l)           Every subletting hereunder is subject to the express condition, and by accepting a sublease hereunder each subtenant shall be conclusively deemed to have agreed, that if this Lease should be terminated prior to the Expiration Date or if Landlord should succeed to any portion of Tenant’s estate in the Demised Premises, then at Landlord’s election, such subtenant shall surrender that portion of the Demised Premises which it is subletting to Landlord within sixty (60) days of Landlord’s request therefor.

                     35.            Bankruptcy:

                    (a)           Anything elsewhere in this Lease to the contrary notwithstanding, this Lease may be canceled by Landlord by sending a written notice to Tenant within a reasonable time after the happening of any one or more of the following events: (1) the commencement of a case in bankruptcy or under the laws of any state naming Tenant as the debtor; or (2) the making by Tenant of an assignment or any other arrangement for the benefit of creditors under any state statute. In the case of an involuntary bankruptcy, Tenant shall have a period of ninety (90) days from Landlord’s notice to cure such involuntary bankruptcy, provided Tenant is otherwise not in default of this Lease beyond any applicable grace period, including, without limitation, current on payments of rent and additional rent. Neither Tenant nor any person claiming through or under Tenant, or by reason of any statute or order of court, shall thereafter be entitled to possession of the Demised Premises but shall forthwith quit and surrender the Demised Premises. If this Lease shall be assigned in accordance with its terms, the provisions of this Section shall be applicable only to the party then owning Tenant’s interest in this Lease, it being understood, however, that Tenant shall remain liable under this lease as per Section “34(t)”, above.

                     (b)           It is stipulated and agreed that in the event of the termination of this Lease pursuant to this Section “35”, Landlord shall forthwith, notwithstanding any other provisions of this Lease to the contrary, be entitled to recover from Tenant as and for liquidated damages an amount equal to the difference between the rental reserved hereunder for the unexpired portion of the Term and the fair and reasonable rental value of the Demised Premises for the same period. In the computation of such damages the difference between any installment of rent becoming due hereunder after the date of termination and the fair and reasonable rental value of the Demised Premises for the period for which such installment was payable shall be discounted to the date of termination at the Prime Rate in effect on the date of termination. If such premises or any part thereof be relet by the Landlord for the unexpired term of said Lease, or any part thereof, before presentation of proof of such liquidated damages to any court, commission or tribunal, the amount of rent reserved upon such reletting shall be deemed to be the fair and reasonable rental value for the part or the whole of the premises so re-let during the term of the re-letting. Nothing herein contained shall limit or prejudice the right of the Landlord to prove for and obtain as liquidated damages by reason of such termination, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved, whether or not such amount be greater, equal to, or less than the amount of the difference referred to above.

                   (c)           If pursuant to the Bankruptcy Code of 1978, as the same may be amended, Tenant is permitted to assign this Lease in disregard of the restrictions contained in the provisions hereof, Tenant agrees that adequate assurance of future performance by the assignee permitted under such Code shall mean the deposit of cash security with Landlord in an amount equal to the sum of the Annual Fixed Rent then reserved hereunder plus an amount equal to all Additional Rent payable under this Lease for the calendar year preceding the year in which such assignment is intended to become effective, which deposit shall be held by Landlord, without interest, for the balance of the Term as security for the full and faithful performance of all of the obligations under this Lease on the part of Tenant yet to be performed. If Tenant receives or is to receive any valuable consideration for such an assignment of this Lease, such consideration, after deducting therefrom (a) the brokerage commissions, if any, and other expenses reasonably incurred by Tenant for such assignment and (b) any portion of such consideration reasonably designated by the assignee as paid for the purchase of Tenant’s property in the Demised Premises, shall be and become the sole and exclusive property of Landlord and shall be paid over to Landlord directly by such assignee. In addition, adequate assurance shall mean that any such assignee of this Lease shall have a net worth, exclusive of goodwill, equal to at least ten (10) times the aggregate of the Fixed Annual Rent reserved hereunder plus all Additional Rent for the preceding calendar year as aforesaid. This shall be enforceable provided that it does not result in the imposition of any personal liability upon Tenant’s officers, directors or shareholders.

                    36.           Net Lease: It is the intention of the Landlord and the Tenant that the Fixed Annual Rent herein specified shall be net to the Landlord in each Lease Year during the Term. Accordingly, except as otherwise provided in this Lease, all costs, expenses, and obligations of every kind relating to the Demised Premises, including, but not limited to, insurance, water and sewer charges, utility charges, real property taxes or other taxes that may be imposed that relate to the Demised Premises, repairs and all maintenance and replacements, and all other operating expenses, (except as otherwise specifically provided in this Lease) which may arise or become due during the Term shall be paid by the Tenant to the Landlord as Additional Rent, and the Landlord shall be indemnified by the Tenant against such costs, expenses, and obligations.

                    37.           Default by Tenant: If Tenant shall fail to pay any installment of Fixed Annual Rent or Additional Rent on the day the same shall become due and payable hereunder, and such failure shall continue for a period of five (5) business days after notice thereof from Landlord, or if Tenant shall fail to keep and perform promptly any other covenant of this Lease in accordance with the terms of this Lease and such failure shall continue for a period of thirty (30) days after notice thereof from Landlord (collectively “Tenant Event of Default”), Landlord may serve a written three (3) days notice of cancellation of this Lease upon Tenant, and upon the expiration of said three (3) days, this Lease and the Term hereunder shall end and expire as fully and completely as if the expiration of such three (3) day period were the day herein definitely fixed for the end and expiration of this Lease and the Term hereof and Tenant shall then quit and surrender the Demised Premises to Landlord but Tenant shall remain liable as hereinafter provided, or Landlord may pursue any other available legal or equitable remedy. For purposes hereof, the term Tenant Event of Default shall also mean an “Event of Default” as that term is used under the Guaranty made by Tenant’s parent, ICON plc, a copy of which is attached hereto as Exhibit “G”.

                     Upon occurrence of a Tenant Event of Default Landlord may, without further notice, re-enter the Demised Premises and dispossess Tenant by summary proceedings or other legal means, and the legal representative of Tenant or other occupant of Demised Premises and remove their effects and hold the Demised Premises as if this Lease had not been made, and Tenant hereby waives the service of notice of intention to re-enter or to institute legal proceedings to that end.

                    Notwithstanding the foregoing, if Tenant cannot cure a non-monetary default with due diligence prior to the expiration of thirty (30) days from the date of Tenant’s receipt of the notice provided for above, and if Tenant commences within thirty (30) days after Tenant’s receipt of the notice to eliminate the cause of such default and proceeds diligently and with reasonable dispatch to take all steps and do all work in order to cure such default, then Landlord shall not have the right to exercise its remedies hereunder by reason of such default so long as said Tenant Event of Default is completely cured within ninety (90) days. Thereafter, Tenant’s failure to so remedy the nonmonetary default will be an Tenant Event of Default under this Lease.

                    In case of any Tenant Event of Default, re-entry, expiration and/or dispossession by summary proceedings or otherwise, (a) the Fixed Annual Rent, and Additional Rent, shall become due thereupon and be paid up to the time of such re-entry, dispossession and/or expiration; (b) Landlord may re-rent the Demised Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms, which may at Landlord’s option be less than or exceed the period which would otherwise have constituted the balance of the Term and may grant concessions or free rent or charge a higher rental than that in this Lease; and/or (c) Tenant or the legal representatives of Tenant shall also pay Landlord as liquidated damages for the failure of Tenant to observe and perform said Tenant’s covenants herein contained, any deficiency between the rent hereby reserved and/or covenanted to be paid and the net amount, if any, of the rents collected on account of the subsequent lease or leases of the Demised Premises for each month of the period which would otherwise have constituted the balance of the Term. The failure of Landlord to re-let the Demised Premises or any part or parts thereof shall not release or affect Tenant’s liability for damages. In computing such liquidated damages there shall be added to the said deficiency such reasonable expenses as Landlord may incur in connection with re-letting, such as legal expenses, reasonable attorney’s fees, brokerage, advertising and for keeping the Demised Premises in good order or for preparing the same for re-letting. Any such liquidated damages shall be paid in monthly installments by Tenant on the rent days specified in this Lease. Landlord, in putting the Demised Premises in good order or preparing the same for re-rental may, at Landlord’s option, make such alterations, repairs, replacements and/or decorations in the Demised Premises as Landlord’s sole judgment, considers advisable and necessary for the purpose of re-letting the Demised Premises, and the making of such alterations, repairs, replacements, and/or decorations shall not operate or be construed to release Tenant from liability. Landlord shall in no event be liable in any way whatsoever for failure to re-let the Demised Premises, or in the event that the Demised Premises are re-let, for failure to collect the rent thereof under such re-letting, and in no event shall Tenant be entitled to receive any excess, if any, of such net rent collected over the sums payable by Tenant to Landlord hereunder.

                    Whether or not Landlord shall have collected any monthly deficiency as aforesaid, Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord on demand in lieu of any further deficiency as and for liquidated damages, a sum equal to the amount by which the rents for the period that otherwise would have constituted the unexpired portion of the Term exceeds the then fair market rental value of the Demised Premises for the same period (first deducting from such fair market rental value all of Landlord’s reasonable expenses in connection with the termination of this Lease, Landlord’s re-entry upon the Demised Premises and reletting costs, if any, including all repossession costs, brokerage commissions, attorney’s fees and disbursements, alteration costs and other expenses of preparing the Premises for reletting, but only to the extent such expenses have not already been paid to Landlord through prior court proceedings or otherwise), both discounted to present value at the rate of six percent (6%) per annum, less the aggregate amount of deficiencies theretofore collected by Landlord for the same period; provided, however, that if, before presentation of proof of such liquidated damages to any court, commission or tribunal, the Demised Premises, or any part thereof, shall have been relet by Landlord in an arms length transaction for the period that otherwise would have constituted the unexpired portion of the Term, or any part thereof, the amount of rent reserved upon such reletting shall be deemed, prima facie, to be the fair market rental value for the part of the Demised Premises so relet during the term of the reletting.

                   In the event of a breach or threatened breach by Tenant of any of the covenants or provisions hereof, Landlord shall have the right of injunction and the right to invoke any remedy allowed at law or in equity as if re-entry, summary proceedings and other remedies were not herein provided for. Mention in this Lease of any particular remedy shall not preclude Landlord from any other remedy, in law or in equity, Landlord’s choice of remedies being cumulative and not exclusive. Tenant expressly waives any and all rights of redemption granted by or under any present or future laws.

                    38.           Default by Landlord: If any representation made by Landlord herein shall be false, or if Landlord shall breach any warranty or fail to perform any covenant that Landlord is required to perform and such breach or failure shall continue for a period of thirty (30) days after Landlord receives notice thereof from Tenant or if Landlord shall fail to pay any sums due to Tenant or any taxing authority hereunder, and such failure shall continue for a period of ten (10) days after Landlord receives notice thereof from Tenant (collectively, “Landlord Event of Default”) then Tenant may, (i) exercise all available legal and equitable rights and remedies, or (ii) cure any Landlord Event of Default and perform any covenants which Landlord has failed to perform, and Landlord shall pay to Tenant within two weeks after receipt of demand all reasonable sums which Tenant expends in curing such default and performing such covenants and if such sums are not timely paid Tenant may bring suit to recover from Landlord all sums due Tenant from Landlord. Notwithstanding the foregoing, any nonmonetary default cannot with due diligence be cured prior to the expiration of thirty (30) days from the date of Landlord’s receipt of the notice provided for above, and if Landlord commences within thirty (30) days after the date to eliminate the cause of such default and proceeds diligently and with reasonable dispatch to take all steps and do all work in order to cure such default, then Tenant shall not have the right to declare this Lease terminated by reason of such default.

                    39.           Right To Cure Default: If Tenant defaults in the performance of any covenants or obligations of the Lease to be performed by Tenant, Landlord may, after expiration of any applicable cure period, or, if in Landlord’s opinion, an emergency exists, perform the same without notice for the account and at the expense of Tenant. If Landlord incurs any expense, including reasonable attorney’s fees, in instituting, prosecuting or defending any action or proceeding by reason of any default by Tenant, Tenant shall reimburse Landlord the amount of such expense together with interest thereon at the Interest Rate. If Landlord defaults in the performance of any covenants or obligations of the Lease to be performed by Landlord, Tenant may, after fifteen (15) days written notice, except in an emergency, then upon one (1) business day’s notice, perform the same for the account and at the expense of Landlord.

                    40.           No Set-Off, Rent Abatement, Consolidation or Counterclaim: The Tenant shall not be entitled to any abatement of rent or rental value or diminution of rent or damages in any proceedings brought by Landlord against Tenant. In any action by the Landlord against Tenant the Tenant shall not have the right of set-off, recoupment or counterclaim for any damages which the Tenant may have sustained by reason of the Landlord’s failure to perform any of the terms, covenants and conditions contained in this Lease or for any other cause. The Tenant shall be relegated to an independent action for damages and such independent action shall not at any time be consolidated with any action or proceeding instituted by the Landlord. Tenant shall not interpose any counterclaim (except a mandatory counterclaim) it may otherwise assert in any summary proceeding whether such summary proceeding is based on nonpayment of rents or on Tenant’s holding over after expiration of the Term or on any other basis pursuant to Article 7 of the Real Property Actions and Proceedings Law of the State of New York.

                    No diminution or abatement of rent, or other compensation, shall be claimed or allowed for inconvenience or discomfort arising from the making of repairs to the Improvements. In respect to the services agreed to be furnished by Landlord to Tenant, it is agreed that there shall be no diminution or abatement of the rent, or any other compensation for interruption or curtailment of such service when such interruption or curtailment shall be due to accident, alterations or repairs necessary to be made or to the inability or difficulty in securing supplies or labor for the maintenance of such service or to some other cause, not negligence or wrongful acts on the part of Landlord. No such interruption or curtailment of any such service shall be deemed a constructive eviction. Landlord shall not be required to furnish, and Tenant shall not be entitled to receive, any of such services during any period wherein Tenant shall be in default in respect to the payment of rent. Neither shall there be any abatement or diminution of rent because of making repairs to the Demised Premises after the Commencement Date it being understood that the rent shall, in any event, commence to run at such date so above fixed.

                    41.           Access to Premises: Landlord and Landlord’s agents shall have the right (but shall not be obligated) to enter the Demised Premises in an emergency at any time, and, at other reasonable times, on reasonable notice, to examine the same and to make such repairs, replacements and improvements which Landlord may elect to perform in the Demised Premises after Tenant’s failure to make repairs or perform any work which Tenant is obligated to perform under this Lease, or for the purpose of complying with laws, regulations and other directions of governmental authorities. Landlord may, during the progress of any work in the Demised Premises, take all necessary materials and equipment into the Demised Premises without the same constituting an eviction nor shall the Tenant be entitled to any abatement of rent while such work is in progress nor to any damages by reason of loss or interruption of business or otherwise.

                    Throughout the Term, Landlord shall have the right to enter the Demised Premises at reasonable hours and on reasonable advance notice for the purpose of showing the same to prospective purchasers and Mortgagees and during the last six (6) months of the Term for the purpose of showing the same to prospective tenants.

                    42.           End of Term: Upon the expiration or other termination of the Term, Tenant shall quit and surrender to Landlord the Demised Premises and the Improvements broom clean, free of rubbish and debris in good order and condition, ordinary wear and damages which Tenant is not required to repair as provided elsewhere in this Lease excepted, and Tenant shall remove all its property from the Demised Premises. Landlord may consider items of Tenant’s property that remain in the Demised Premises after the Expiration Date or earlier termination of the Term to have been abandoned, and disposal of same shall be made at the sole costs and expense of Tenant. If the last day of the Term or any renewal thereof falls on Sunday, this Lease shall expire at noon on the preceding Saturday unless it be a legal holiday in which case it shall expire at noon on the preceding business day. Notwithstanding the foregoing, (a) in case of any termination or expiration under Section “37”, Tenant shall remain liable as provided therein, and (b) Tenant’s or Landlord’s accrued liability or obligations, as the case may be, under this Lease shall in all events survive the expiration or earlier termination of the Term. This Section “42” shall survive the Expiration Date or earlier termination of this Lease.

                    43.           Adjacent Excavation: If an excavation shall be made upon land adjacent to the Demised Premises, or shall be authorized to be made, Tenant shall afford to the person causing or authorized to cause such excavation, license to enter upon the Demised Premises for the purpose of doing such work as said person shall deem necessary to preserve the wall or the building of which Demised Premises form a part from injury or damage and to support the same by proper foundations without any claim for damages or indemnity against Landlord, or diminution or abatement of rent.

                    44.           Holdover: In the event Tenant remains in possession of the Demised Premises after the termination or expiration of this Lease, Tenant, at the option of Landlord, shall be deemed to be occupying the Demised Premises as a tenant from month to month at a monthly rental equal to two (2) times the Fixed Annual Rent and Additional Rent payable during the last month of the Term subject to all of the other terms of this Lease insofar as the same are applicable to a month-to-month tenancy. Nothing contained herein shall be deemed an authorization for Tenant to hold over beyond the expiration of the Term and no such holding over shall be an extension or renewal of this Lease. Tenant waives any rights under Section 2201 of the Civil Practice Law and Rules of the State of New York in connection with any holdover proceedings that Landlord may institute against Tenant. This provision shall survive the termination or expiration of this Lease.

                    45.           Right of Redemption: Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed for any cause, or in the event Landlord obtaining possession of the Demised Premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease, or otherwise.

                    46.           Event of Vacatur: In the event Tenant shall vacate the Demised Premises or cease doing business therein, Tenant shall nevertheless remain obligated to perform all of its obligations set forth in this Lease, and in addition, shall take such commercially reasonable and prudent measures to safeguard the Demised Premises and all building systems contained therein in light of their reduced usage. Such measures shall include, without limitation, security patrols and sufficient running of HVAC systems to prevent unreasonable wear and tear from heat during the summer months and cold during the winter months.

                    47.           Accord And Satisfaction: No payment by Tenant or receipt by Landlord of a lesser amount than the Fixed Annual Rent and Additional Rent Payable under this Lease shall be deemed to be other than on account of the earliest payable Fixed Annual Rent or Additional Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Fixed Annual Rent or Additional Rent or pursue any other remedy provided in this Lease by law.

                    48.           Disclaimer: Except as herein specifically set forth, the Landlord shall not be liable or bound in any manner by express or implied warranties, guarantees, promises, statements, representations or information.

                    49.           Partial Invalidity: If any term, covenant, condition or provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant, condition and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

                    50.           Attorney’s Fees: In the event of any litigation regarding the rights and obligations under this Lease, the prevailing party shall be entitled to reasonable attorneys’ fees and court costs. The provisions of this Section “50” shall also apply to the period prior to the Commencement Date. Additionally, all reasonable costs and expenses, other than routine administrative expenses, including attorneys’ fees (whether or not legal proceedings are instituted), involved in collecting rents or enforcing the obligations of Tenant under this Lease, including the cost and expense of instituting and prosecuting legal proceedings or recovering possession of the Demised Premises after breach by Tenant or upon expiration or earlier termination of this Lease, to the extent such costs and expenses have not already been paid as a deficiency or as liquidated damages under Section “37”, above, shall be due and payable by Tenant as Additional Rent within twenty (20) days of demand.

                    51.           Non-Waiver: No written waiver of any breach shall affect or alter this Lease, but each and every covenant, agreement, term and condition of this Lease shall continue in full force and effect with respect to any other then existing or subsequent breach thereof. Furthermore, Landlord’s failure during the Lease Term to prepare and deliver to Tenant any statements or bills, or Landlord’s failure to make a demand for Additional Rent, shall not in any waive or cause Landlord to forfeit or surrender Landlord’s rights to collect any item of Additional Rent which may have become due during the Term.

                    52.           Lease Not Binding Until Executed: Submission by Landlord of the within Lease for execution by Tenant shall confer no rights nor impose any obligations on either party unless and until both Landlord and Tenant shall have executed this Lease and duplicate originals thereof shall have been delivered to the respective parties or their attorneys.

                    53.           Indemnification: All provisions of this Lease calling for one party to indemnify the other are limited by the condition that such indemnification obligations are limited to the extent permitted by applicable law. If the scope of any indemnification obligation contained in this Lease is too broad to permit enforcement of such obligation to its full extent, then such obligation shall be enforced to the maximum extent permitted by law, and the parties hereby consent and agree that such scope may be judicially modified accordingly in any proceeding brought to enforce such obligation.

                    54.           Entire Agreement: This Lease embodies and constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior agreements, understandings, representations and statements, oral or written, are merged into this Lease.

                    55.           Landlord Reservation of Rights: Any reservation of a right by Landlord to enter upon the Demised Premises and to make or perform any repairs, alterations, or other work in, to, or about the Demised Premises which, in the first instance, is the Tenant’s obligation pursuant to the Lease, shall not be deemed to:

                    (a)          impose any obligation on Landlord to do so;

                    (b)          render Landlord liable to Tenant or any third party for the failure to do so; or

                    (c)          relieve Tenant from any obligation to indemnify Landlord as otherwise provided elsewhere in the Lease.

                    56.           Notices: All notices shall be in writing signed by the party serving the same and shall be sent by national “overnight” courier (i.e., next business day service) such as Federal Express with receipt, in any case, where applicable, with fee prepaid, and addressed to the parties at the address set forth in the Preamble of this Lease or to such other addresses as either party may have furnished to the other from time to time as a place for the service of notice. Any notice to be given to Landlord under the terms of this Lease shall also be given to the Landlord’s property manager, Marcus Property Management, Corp., 350 Motor Parkway, Suite 300, Hauppauge, New York 11788. Notices shall be deemed given when received or returned for inability to deliver. Attorneys may send notices for their respective clients. Notices may not be sent by facsimile or electronic medium, except for information purposes only. Copies of such notices given by either party to the other shall be served on their attorneys in the same format as set forth in this Section “56”. Landlord’s attorney is Forchelli, Curto, Schwartz, Mineo, Carlino & Cohn, LLP, 330 Old Country Road, P.O. Box 31, Mineola, New York 11501, Fax No.: (516) 248-1729, Attn: Brian R. Sahn, Esq. Tenant’s attorney is Westerman, Ball, Ederer, Miller & Sharfstein, LLP, 170 Old Country Road, Mineola, New York 11501, Fax No.: (516) 622-9212, Attn: Jonathan M. Hoffman, Esq. Notwithstanding the foregoing, Landlord may send routine bills, invoices and notices by regular mail.

                    57.           Waiver of Trial by Jury: Regardless of any law now or hereafter enacted, the respective parties hereto shall and they hereby do waive trial by jury in any action, proceeding, or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use of or occupancy of the Demised Premises, and any emergency statutory or any other statutory remedy.

                    58.           Tenant’s Right to Extend Term: Provided the Term has not expired or been terminated and no Event of Default by Tenant has occurred under this Lease and be continuing beyond the expiration of any applicable grace or cure period set forth in this Lease as of the date of the Extension Notice (as hereinafter defined) and as of the date of the commencement of the Extended Term (as hereinafter defined), Tenant shall have the option to extend the Term for one (1) period of ten (10) years (the “Extended Term”), commencing as of the Expiration Date as originally scheduled under this Lease. If this Lease is so extended, the new expiration date shall be hereafter referred to as the “Extended Expiration Date.”

                    Tenant may exercise its right of extension as set forth in this Section “58” by providing to Landlord written notice on or before such date which is twenty four (24) months prior to the scheduled date of expiration of the Term (the “Extension Notice”), Time Being of the Essence as against Tenant. The failure of Tenant to timely deliver the Extension Notice as herein above set forth shall be deemed to be Tenant’s complete and unequivocal waiver of any right of Tenant to extend the Term.

                   The Fixed Annual Rent for the first Lease Year of the Extended Term shall be determined as follows:

          (a)           For purposes hereof, the term “Consumer Price Index” shall mean the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, New York, N.Y. - Northeastern N.J. Area, All Items (1982-84 = 100), or any successor or substitute index thereto, appropriately adjusted; provided that if there shall be no successor index and the parties shall fail to agree upon a substitute index within thirty (30) days, or if the parties shall fail to agree upon the appropriate adjustment of such successor or substitute index within thirty (30) days, a substitute index or the appropriate adjustment of such successor or substitute index, as the case may be, shall be determined by arbitration, the cost of which shall be borne equally by the parties. The parties shall then use the following formula:

Consumer Price Index in effect in the month of the original Expiration Date divided by the Consumer Price Index in effect on the Commencement Date, times the Fixed Annual Rent paid in the initial Lease Year of the Term, the result of which shall be multiplied by 95%.

So, for example, assuming the Consumer Price Index on the original Expiration Date is 283.0, and the Consumer Price Index in effect in the month of the Commencement Date is 193.0, the Fixed Annual Rent would be determined as follows:

283.0 = 193.0 = 1.466 (rounded to nearest hundredth) X 2,025,750 = 2,970,400 X 95% = $2,821,880.00

         (b)        Notwithstanding anything to the contrary contained herein, in no event, however, shall the Fixed Annual Rent for the first Lease Year of the Extended Term be less than the Fixed Annual Rent in effect for the last Lease Year of the Term prior to the commencement of the Extended Term.

         (c)        The above result in Section “(a)” shall be limited not to exceed an amount equal to the Fixed Annual Rent from the first initial Lease Year of the Lease increased by 4% per year until the first Lease Year of the Extended Term.

(d) Once determined in accordance with subparagraph “(a)” above, the Fixed Annual Rent during the Extended Term shall increase at the rate of 2.5% for each and every Lease Year of the Extended Term.

                    59.        Miscellaneous Provisions:

                    A.           Successors: The terms, conditions and covenants of this Lease shall be binding upon and shall inure to the benefit of each of the parties, their heirs, personal representatives, administrators, successors and to the extent permitted hereby their assigns.

                    B.           Modifications: Neither this Lease nor any provision hereof may be modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument. The parties agree to enter into any amendments to this Lease that are reasonably requested to correct errors or otherwise achieve the intentions of the parties hereto.

                    C.           Construction: The captions appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such Sections of this Lease or in any way affect this Lease. Any gender used shall be deemed to refer to any other gender more grammatically applicable to the party to whom such use of gender relates. The use of singular shall be deemed to include the plural and, conversely, the plural shall be deemed to include the singular. If more than one person and/or entity comprises the landlord under this Lease, the term “Landlord” shall include all persons and/or entities comprising landlord, jointly and severally.

                    D.           Negotiation of Lease: The parties hereto agree that each party and their respective counsel have reviewed and revised this Lease and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or any amendments, exhibits or schedules hereto.

                    E.           Survival: All obligations under this Lease which have not been fully performed by the expiration or termination of this Lease shall survive the expiration or termination of this Lease.

                    F.           Governing Law: (a) This Lease shall be governed by, and be construed in accordance with, the laws of the State of New York without regard to the principles of conflicts of laws. To the fullest extent permitted by law, Tenant hereby unconditionally and irrevocably waives any claims to assert that the law of any other jurisdiction governs this Lease and agrees that this Lease shall be governed by and construed in accordance with the laws of the State of New York pursuant to Section 5-1401 of the New York General Obligations Law.

                   (b)         Any legal suit, action or proceeding against Tenant or Landlord arising out of or relating to this Lease may be instituted in any federal or state court in Suffolk County, New York, pursuant to Section 5-1402 of the New York General Obligations Law, and Tenant hereby waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding including, without limitation, any claim of forum non conveniens pursuant to any rule of common law and/or any applicable federal or state statute, law or provision, and Tenant hereby irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding.

                    G.           Exhibits: All exhibits, schedules and riders appended to this Lease are incorporated herein and by this reference made a part hereof References to “Exhibits” or “Schedules” shall be to Exhibits and Schedules attached to this Lease except where the context requires otherwise.

                    60.         Definitions: The term “Landlord” as used in this Lease means only the owner of the fee or of the leasehold or the mortgagee in possession, for the time being of the Land or the owner of a lease of the Land, so that in the event of any sale or sales of said Land, or in the event of a lease of the Land, the said Landlord shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord arising thereafter, and it shall be deemed and construed without further agreement between the parties or their successors in interest, or between the parties and the purchaser, at any such sale, or the said lessee of the Land, that the purchaser or the lessee has assumed and agreed to carry out any and all covenants and obligations of Landlord hereunder. The words “re-enter” and “re-entry” as used in this Lease are not restricted to their technical legal meaning. The term “rent” or “Rent” includes the Fixed Annual Rent whether so-expressed or expressed in monthly installments, and “additional rent.” “Additional rent” means all sums which shall be due to new Landlord from Tenant under this Lease, in addition to the Fixed Annual Rate. The term “business days” as used in this lease, shall exclude Saturdays, Sundays and all days observed by the State or Federal Government as legal holidays. The term “lease year” or “Lease Year” means each anniversary of the Commencement Date.

                    IN WITNESS WHEREOF, the parties hereto have executed this Lease effective on the date last written below.

Exhibit “A” - Demised Premises
Exhibit “B” - Survey
Exhibit “C” - Building Work
Exhibit “D” - Design and Construction Schedule
Exhibit “E” - Form of Non-Disturbance Agreement
Exhibit “F” - Letter of Credit Exhibit “G”- Guaranty

[SIGNATURES APPEAR ON FOLLOWING PAGE]